Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BROOKFIELD RETAIL HOLDINGS II SUB II LLC

A DELAWARE LIMITED LIABILITY COMPANY

THE LIMITED LIABILITY COMPANY INTERESTS (“INTERESTS”) IN BROOKFIELD RETAIL HOLDINGS II SUB II LLC HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. INTERESTS MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IT IS NOT ANTICIPATED THAT INTERESTS WILL BE REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. IN ADDITION, TRANSFERS OF INTERESTS ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN ARTICLE 10 HEREOF.

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Article 7 CAPITAL ACCOUNTS AND ALLOCATIONS OF NET INCOME OR LOSS		28
7.1	Capital Accounts	28
7.2	No Interest Payable on Accounts	29
7.3	Allocation of Net Income or Loss	29
7.4	Allocation of Income or Loss for Tax Purposes	30
7.5	Tax Returns	30

Article 8 ACCOUNTING AND TAX MATTERS		30
8.1	Books and Records; Reports	30
8.2	Tax Election	32
8.3	Returns	33
8.4	Withholding Tax Payments and Obligations	33
8.5	Tax Matters Partner; Partnership Status; Certain Tax Elections	35
8.6	Advice	35

Article 9 EXCULPATION AND INDEMNIFICATION		35
9.1	Exculpation	35
9.2	Indemnification	36

Article 10 LIQUIDITY EVENTS; TRANSFERS BY NON-MANAGING MEMBERS; WITHDRAWAL OF AND TRANSFER BY MANAGING MEMBER		38
10.1	Withdrawals Generally; Liquidity Events	38
10.2	Withdrawal of and Transfer by the Managing Member	39
10.3	Restrictions on Transfers of Interests by Non-Managing Members	40
10.4	Additional Requirements and Conditions	41
10.5	Substituted Non-Managing Member	43
10.6	Incapacity of a Non-Managing Member	44
10.7	Managing Member Removal	44

Article 11 DISSOLUTION AND WINDING UP OF THE COMPANY		44
11.1	Events of Dissolution	44
11.2	Winding Up	44
11.3	Liquidation	45
11.4	Termination of Company	46
11.5	Other Dissolution and Termination Provisions	46

Article 12 GENERAL PROVISIONS		46
12.1	Notices	46
12.2	Title to Company Property	47
12.3	Confidentiality	48
12.4	Relations with Members	50
12.5	Appointment of Managing Member as Attorney-in-Fact	50
12.6	Managing Member Discretion	52
12.7	Other Instruments and Acts	52
12.8	Binding Agreement	52

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12.9	Payments by Members	52
12.10	No Third Party Beneficiaries	52
12.11	Reliance on Authority of Person Signing Agreement	52
12.12	Applicable Law; Waiver of Jury Trial	52
12.13	Arbitration	53
12.14	Submission to Jurisdiction and Service of Process	54
12.15	Remedies and Waivers	54
12.16	Amendments	54
12.17	Counterparts	55
12.18	Construction; Headings	55
12.19	Severability	55
12.20	Side Letters	56
12.21	Entire Agreement	56
12.22	Anti-Money Laundering and Anti-Terrorist Laws	56
12.23	Investment by Certain Employee Benefit Plans	56
12.24	Disclosures and Restrictions Regarding Employee Benefit Plans	57
12.25	Custodian	57

SCHEDULE A	Schedule of Members

SCHEDULE B	Certain Potential Conflicts of Interest

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT

OF

BROOKFIELD RETAIL HOLDINGS II SUB II LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Brookfield Retail Holdings II Sub II LLC (the “Company”) is made and entered into November 1, 2013 (the “Effective Date”) by and among Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., a Manitoba limited partnership, as the managing member (the “Managing Member”) and those persons who are or become members of the Company in accordance with the provisions hereof and whose names are set forth as “Members” on the books and records of the Company (the “Non-Managing Members”, and together with the Managing Member each in its capacity as a member of the Company, the “Members”).

RECITALS:

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq., as amended from time to time (the “Act”), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on October 17, 2013 (the “Certificate”);

WHEREAS, from its formation to the date of that certain A&R Company Agreement (as defined below) the Company was governed by that certain Limited Liability Company Agreement dated October 18, 2013 (the “Initial Agreement”), pursuant to which, inter alia, the Managing Member was admitted to the Company;

WHEREAS, prior to the effectiveness of this Agreement, Brookfield Retail Holdings II LLC, a Delaware limited liability company (“BRH II Predecessor”) merged with and into the Company, with the Company being the surviving entity (the “BRH Merger”), and from the time of the BRH Merger to the effectiveness of this Agreement being governed by that certain Amended and Restated Limited Liability Company Agreement of the Company (the “A&R Company Agreement”);

WHEREAS, BRH II Predecessor was one of a number of members of parallel investment vehicles managed directly or indirectly by BAM and beneficially owned by certain institutional investors formed to invest in and hold the GGP Securities and the RSE Shares;

WHEREAS, the GGP Securities and the RSE Shares were one of the investments contemplated by that certain Protocol for a Real Estate Turnaround Investment Program (the “Protocol”) dated June 2009 among BAM and certain institutional investors;

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WHEREAS, immediately prior to the effectiveness of this Agreement, BRH II Predecessor was party to a series of related transactions designed to (i) facilitate the complete or partial exit and liquidation of certain of the original consortium investor’s interests in the GGP Securities and RSE Shares and (ii) to modify the structure through, and the economic and certain other terms by, which certain of such original consortium investor’s would continue to hold an interest in the GGP Securities and the RSE Shares (each such continuing institutional investor, a “Consortium Investor”, and such Consortium Investors collectively remaining in the GGP Securities, the “Consortium”);

WHEREAS, BRH II Predecessor had three classes of membership interests as follows: (a) “Class A Interests” were issued to the Non-Managing Members (in their capacity as “Non-Managing Members” of BRH II Predecessor); (b) “Class B Interests” were held by BUSIL, an Affiliate of the Managing Member; and (c) “Class C Interests” were held by the Managing Member (in its capacity as “Managing Member” of BRH II Predecessor);

WHEREAS, prior to the BRH Merger, BRH II Predecessor made an in-kind distribution to The Northern Trust Company as custodian for the Future Fund Board of Guardians (the “Future Fund Member”) of (x) warrants entitling the holder thereof to purchase 5,165,099 GGP Shares and (y) 21,822,285 GGP Shares;

WHEREAS, following the BRH Merger but prior to the effectiveness of this Agreement, the Company made an in-kind distribution to the Managing Member in respect of its Class C Interests consisting of 497,475 GGP Shares and of 15,844 RSE Shares while governed by the A&R Company Agreement;

WHEREAS, following the BRH Merger but prior to the effectiveness of this Agreement, the Company made an in-kind distribution to BUSIL in respect of its Class B Interests consisting of 8,189,965 GGP Shares and of 260,839 RSE Shares while governed by the A&R Company Agreement, and BUSIL withdrew as a Member of the Company;

WHEREAS, following the above-referenced in-kind distributions and the BRH Merger, but prior to the effectiveness of this Agreement, the Managing Member and BUSIL exchanged a portion of the GGP Shares the Managing Member and BUSIL received for their Class C and Class B Interests under the A&R Company Agreement, respectively, for warrants entitling the holder thereof to purchase 5,165,099 GGP Shares that the Future Fund Member received as an in-kind distribution;

WHEREAS, following the BRH Merger but prior to the effectiveness of this Agreement, the Future Fund Member contributed 12,128,906 BPY Units to the Company in exchange for additional Class A membership interests of the Company issued to the Future Fund Member pursuant to the A&R CompanyAgreement;

WHEREAS, the Company and the other investment vehicles and accounts constituting the Consortium need not be on the same terms, although it is the intent that they continue to hold their interests in the GGP Securities in parallel for so long as each continues to hold GGP Securities; and

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WHEREAS, the Members wish to continue the Company and to amend and restate the A&R Company Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the A&R Company Agreement in its entirety to read as follows:

Article 1
DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Acceptance Notice” has the meaning set forth in Section 10.3(b)(ii) hereof.

“Acceptance Notice Period” has the meaning set forth in Section 10.3(b)(ii) hereof.

“Acquiring Member” has the meaning set forth in Section 10.1(b)(ii).

“Act” has the meaning set forth in the recitals hereof.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time.

“Affiliate” of a Person means any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of transactions between one another, the Company shall not be considered an “Affiliate” of Brookfield.

“Affiliate Transaction” has the meaning set forth in Section 4.11(a) hereof.

“Agreement” has the meaning set forth in the introductory paragraph hereof, including all schedules and exhibits hereto, as subsequently amended or restated from time to time in accordance with the provisions hereof and the Act.

“A&R Company Agreement” has the meaning set forth in the recitals hereof.

“BAM” means Brookfield Asset Management Inc., an Ontario corporation.

“Bankruptcy” of a Person, means: (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature; or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties; or (b) if one hundred and twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated. Without limiting the generality of the foregoing, if a Person is a partnership, Bankruptcy of such Person shall also include the Bankruptcy of any general partner of such Person. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” in Section 18-101(1) and 18-304 of the Act.

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“Beneficial Owner” has the meaning set forth in Section 12.25 hereof.

“Benefit Plan” has the meaning set forth in Section 12.23 hereof.

“Benefit Plan Fiduciary” has the meaning set forth in Section 12.23 hereof.

“BPY” means Brookfield Property Partners L.P., a Bermuda limited partnership.

“BPY Units” means limited partnership units of BPY.

“BRH” means Brookfield Retail Holdings LLC, a Delaware limited liability company (f/k/a REP Investments LLC).

“BRH Merger” has the meaning set forth in the recitals hereof.

“BRH II Predecessor” has the meaning set forth in the recitals hereof.

“BRH Predecessor Agreement” means that certain Amended and Restated Limited Liability Agreement of BRH II Predecessor dated as of October 25, 2011, as amended by that certain Amendment No. 1 dated as of November 9, 2010, that certain Amendment No. 2 dated as of January 11, 2012 and that certain Amendment No. 3 dated as of October 31, 2013.

“Brookfield” means BAM or any Affiliate thereof, other than the Company.

“BUSIL” means Brookfield (US) Investments Limited, a Bermuda corporation and an affiliate of the Managing Member.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in either New York, New York or Melbourne, Victoria, Australia are authorized or required to be closed.

“Business Hours” means between the hours of 9 a.m. and 5 p.m. on a Business Day at the address of the recipient for a notice or other communication under Article 12 hereof.

“Capital Account” means, with respect to any Member, the capital account in respect of its Interest maintained for such Member in accordance with Section 7.1 hereof.

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“Capital Contribution” means, with respect to any Member, the (i) value of any property contributed or deemed contributed as capital by such Member to the Company and (ii) cash contributions contributed as capital by such Member to the Company; provided, however, that for the avoidance of doubt neither (x) any special capital contribution made in accordance with Section 5.2 hereof nor (y) any cash payment from the Managing Member or its designee to the Future Fund Member pursuant to Section 2.6(c) hereof shall constitute a “Capital Contribution” for purposes of this Agreement.

“Certificate” has the meaning set forth in the recitals hereof, as originally filed in the office of the Secretary of State of the State of Delaware, and as subsequently amended and/or restated from time to time in accordance with the provisions hereof and the Act.

“Change of Control” means the occurrence of any of the following: (1) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, becomes the beneficial owner, as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, directly or indirectly, of 50% or more of the total voting power of BAM (on a direct or indirect basis); (2) there will be consummated any consolidation or merger or amalgamation of BAM in which BAM is not the continuing or surviving corporation or pursuant to which the common voting shares of BAM would be converted into cash, securities or other property, other than a merger or consolidation or amalgamation of BAM in which the holders of the voting common shares of BAM outstanding immediately prior to the consolidation or merger or amalgamation hold, directly or indirectly, at least a majority of the voting common shares or voting interests of the surviving corporation immediately after such consolidation or merger or amalgamation; (3) the first day on which a majority of the members of the board of directors of BAM are not Continuing Directors or (4) the first day that 100% of the economic and beneficial interests in the Managing Member are not owned and controlled, directly or indirectly, by BAM.

“Class” has the meaning set forth in Section 2.6(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Business” has the meaning set forth in Section 2.5 hereof.

“Consortium” has the meaning set forth in the recitals hereof.

“Consortium Investor” has the meaning set forth in the recitals hereof.

“Constituent Member” of a specified Person, means any other Person that is an officer, director, member, partner or shareholder in such specified Person, or any Person that, indirectly through one or more limited liability companies, partnerships or other entities, is an officer, director, member, partner or shareholder in such specified Person.

“Continuing Director” means with respect to BAM, as of any date of determination, any member of the board of directors of BAM: (i) who was a member of the board of directors of BAM on the Initial Closing Date; or (ii) whose appointment or election was approved by the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of BAM at the time of that director’s nomination or election.

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“control”, “controlled”, and “controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Daily VWAP” means, for any trading day in respect of a Security trading on a national stock exchange or active over-the-counter market, the per Security volume weighted average price as displayed on Bloomberg (or its equivalent successor if such service is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the national stock exchange or active over-the-counter market for such Security (or if such volume weighted average price is not reported by Bloomberg, then as reported by another recognized source selected in good faith by the Managing Member; provided, that the selection is consistent with previous selections made in respect of such Security). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default Amount” has the meaning set forth in Section 3.3(a) hereof.

“Defaulting Member” has the meaning set forth in Section 3.3(a) hereof.

“Delaware Arbitration Act” has the meaning set forth in Section 12.13 hereof.

“Disposition” means any transaction or series of transactions whereby the Company sells or otherwise disposes of all or any portion of its right, title and interest in and to the Securities or other assets of the Company, including any merger or consolidation, and any deemed sales or other dispositions pursuant to Sections 6.1, 8.4, 10.1 or 11.3(c) hereof, but not including any other distribution in kind of all or any portion of the Securities or other assets of the Company to any Member.

“Dispose” and “Disposed of” have meanings correlative thereto.

“Dispute” has the meaning set forth in Section 12.13 hereof.

“Distribution Date” means any date of distribution under Sections 6.1, 10.1 or 11.3 hereof.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning set forth in the introductory paragraph.

“ERISA” means the Employee Retirement Income Security Act of 1974, the related provisions of the Code, and the respective rules and regulations promulgated thereunder, in each case, as amended from time to time, and the judicial and administrative rulings and interpretations thereof.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means on a valuation date: (i) in respect of GGP Shares, RSE Shares and BPY Units, the Twenty-One Day Average VWAP of such Securities; (ii) in respect of GGP Warrants, the Black Scholes value based on the Twenty-One Day Average VWAP of the GGP Shares; or (iii) in respect of any other property, (A) if traded on one (1) or more securities exchanges or the Nasdaq National Market System or if actively traded over-the-counter (other than on the Nasdaq National Market System), the Twenty-One-Day Average VWAP of such Securities; or (B) if there is no active public market, determined based on a valuation as of such valuation date by an appropriately qualified independent third-party valuation agent, reasonably designated by the Managing Member in good faith and approved by a Majority Vote of Members, which approval shall not be unreasonably withheld.

“Fiscal Year” means the calendar year, unless otherwise determined by the Managing Member and approved by a Majority Vote of Members.

“FOIA” has the meaning set forth in Section 12.3(d) hereof.

“FOIA Member” has the meaning set forth in Section 12.3(b) hereof.

“Funding Date” has the meaning set forth in Section 3.1(c) hereof.

“Funding Notice” has the meaning set forth in Section 3.1 hereof.

“Future Fund Member” has the meaning set forth in the recitals hereof.

“GAAP” means the United States generally accepted accounting principles, applied on a consistent basis.

“GGP” means General Growth Properties, Inc., a Delaware corporation.

“GGP Securities” means either or both, as the context may require, GGP Shares and GGP Warrants.

“GGP Shares” means the common equity shares of GGP.

“GGP Warrants” means warrants convertible into the common equity shares of GGP.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Indemnified Party” has the meaning set forth in Section 9.2(a) hereof.

“Indemnifying Party” means any Person responsible for making payments of amounts constituting indemnification pursuant to Article 9 hereof.

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“Independent Accounting Firm” means Deloitte & Touche LLP, or any other “Big Four” accounting firm selected by the Managing Member and approved by a Majority Vote of Members.

“Initial Agreement” has the meaning set forth in the recitals.

“Initial Closing Date” means March 31, 2010.

“Interest” means, with respect to any Member, the limited liability company interest of any Class owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement or applicable law, together, with any and all obligations of such Member to comply with all terms and provisions of this Agreement.

“Internal Dispute” means any claim in which (a) the Managing Member, the Managing Member’s Affiliates or their respective employees or managers are suing one or more other of the Managing Member, the Managing Member’s Affiliates or their respective employees or managers and (b) the Company is not a plaintiff, defendant or other participant in such claim and/or will (or could reasonably be expected to) receive any monetary benefit from the outcome of such claim.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Proceeds” means all cash or other proceeds available for distribution by the Company, net of (a) Reserves and (b) amounts necessary to pay Transaction Costs, liabilities and obligations of the Company then due and owing (to the extent the Members have not made Capital Contributions in respect of such Transaction Costs, liabilities and obligations of the Company or such Transaction Costs, liabilities and obligations of the Company were not otherwise covered by Reserves). Reserves and the deductions contemplated by the foregoing clause (b) from amounts otherwise available for distribution shall be allocated across the Classes in the reasonable discretion of the Managing Member and as contemplated by the definition of “Sharing Percentage” below.

“Investor Representative” has the meaning set forth in Section 4.1(a) hereof.

“Majority Vote of Members” means with respect to any vote, consent, approval or determination of only the Members, the affirmative vote, consent, approval or determination of the Members who in the aggregate hold Sharing Percentages representing greater than fifty percent (50%). For purposes of the preceding sentence, certain Interests shall not be included as provided in Section 4.10(d) hereof.

“Managing Member” has the meaning set forth in the introductory paragraph hereof, or any temporary replacement managing member, including pursuant to Section 10.2 hereof, from time to time while and for so long as it is a managing member.

“Members” has the meaning set forth in the introductory paragraph hereof.

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“Non-Managing Member” has the meaning set forth in the introductory paragraph hereof until any such Person ceases to be a Member.

“Notice Period” has the meaning set forth in Section 10.1(b)(ii) hereof.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Development Assets Control, pursuant to applicable law, including, without limitation, trade embargo, economic sanctions or other prohibitions imposed by the executive order of the President of the United States. As of the date hereof, the OFAC List is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Offer Notice” has the meaning set forth in Section 10.3(b)(i) hereof.

“Offer Price” has the meaning set forth in Section 10.3(b)(i) hereof.

“Offer Terms” has the meaning set forth in Section 10.3(b)(i) hereof.

“Offered Interest” has the meaning set forth in Section 10.3(b) hereof.

“Offeree Member” has the meaning set forth in Section 10.3(b) hereof.

“Operating Expenses” has the meaning set forth in Section 4.6(b) hereof.

“Organizational Expenses” has the meaning set forth in Section 4.6(a) hereof.

“Person” means any individual, general partnership, limited partnership, limited liability company, unlimited liability company, corporation, joint venture, trust, business trust, statutory trust, cooperative, association, or other entity, and, where the context so permits, the legal representatives, successors in interest and permitted assigns of such Person.

“Prime Rate” means, on any date of determination, a variable rate per annum equal to the rate of interest published, from time to time, by The Wall Street Journal (United States edition) designated therein as the “prime rate” at large United States money center banks.

“Proceeding” has the meaning set forth in Section 3.2(c)(i) hereof.

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person (as defined below) may not conduct business or transactions by prohibition of federal law or executive order of the President of the United States of America. For the purposes of this definition, the term “U.S. Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person in the United States.

“Protocol” has the meaning set forth in the recitals hereof.

“Redemption Notice” has the meaning set forth in Section 10.1(b)(i) hereof.

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“Removal Conduct Event” means (a) the occurrence of a Change of Control with respect to the Managing Member or BAM; or (b) the Managing Member or BAM (or any of its wholly-owned Subsidiaries that are Members) being subject to any event of Bankruptcy.

“Removal Liquidating Trustee” means Deloitte & Touche LLP, or any other liquidating trustee approved by a Majority Vote of the Members.

“Reports” has the meaning set forth in Section 8.3(b) hereof.

“Reserves” means the amount of cash, other proceeds or Securities that the Managing Member determines in good faith and in its reasonable discretion is necessary to be maintained by the Company for the purpose of paying reasonably anticipated Transaction Costs, liabilities and obligations of the Company, regardless of whether such Transaction Costs, liabilities and obligations are actual or contingent.

“Returns” has the meaning set forth in Section 8.3(a) hereof.

“RSE” means Rouse Properties, Inc.

“RSE Shares” means shares of RSE common stock.

“Rules” has the meaning set forth in Section 12.13 hereof.

“Security” and “Securities” means, for purposes of this Agreement, (i) the GGP Shares, (ii) the GGP Warrants, (iii) the RSE Shares and (iv) the BPY Units, each of which is individually referred to herein as a Security and which are collectively referred to herein as the Securities.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 10.3(b) hereof.

“Sharing Percentage” means with respect to each Member, for any distribution, entitlement, contribution or re-contribution obligation or liability (a) with respect to the BRH II Predecessor or any events during, arising or relating to the time period during which such Member was a member thereof, such Member’s “Sharing Percentage” or “Company Percentage,” as applicable, as contemplated by BRH Predecessor Agreement and (b) with respect to the Company or any events during, arising or relating to the time period from and after the Effective Date, a fraction equal to the Fair Market Value of all Securities held by the Company on behalf of such Member over the Fair Market Value of all Securities held by the Company.

“Subject Interest” has the meaning set forth in Section 10.1(b)(i).

“Subscription Agreement” means, with respect to any Non-Managing Member, any subscription agreement (together with any amendments, supplements or modifications thereto) originally entered into between BRH II Predecessor and such Non-Managing Member pursuant to the terms of which such Non-Managing Member originally agreed to purchase its interest in BRH II Predecessor.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Tax Indemnified Party” has the meaning set forth in Section 8.4(e) hereof.

“Tax Matters Partner” has the meaning set forth in Section 8.5 hereof.

“Temporary Investments” means any of the following: (a) cash; (b) debt securities issued or directly or indirectly fully guaranteed or insured by the United States or any agency or instrumentality thereof and having a maturity of one year or less; and (c) demand deposits of any commercial bank having capital and surplus in excess of $10 billion on the date of acquisition thereof and rated A or better.

“Ten-Day Average VWAP” means the arithmetic average of the Daily VWAP for each trading day during the ten (10) trading day period commencing on the tenth (10th) trading day prior to the valuation date and ending on the valuation date, rounded to two decimal places.

“Transaction Costs” has the meaning set forth in Section 4.6 hereof.

“Transfer” means (i) as a noun, any transfer, sale, pledge, assignment, hypothecation or other disposition, whether voluntary or involuntary and whether direct or indirect (including any transfer or other disposition of a direct or indirect ownership interest in or in an interest held by any Member) and (ii) as a verb, to transfer, sell, pledge, assign, hypothecate or otherwise dispose of whether voluntarily or involuntarily and whether directly or indirectly (including to transfer or otherwise dispose of a direct or indirect ownership interest in or in an interest held by any Member), except that, Transfer shall not include any transfer of equity or beneficial interests in a public company listed on a national exchange or a pension plan. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Treasury Regulations” means all final and temporary United States federal tax regulations issued under the Code from time to time.

“Twenty-One-Day Average VWAP” means the arithmetic average of the Daily VWAP for each trading day during the twenty-one (21) trading day period commencing on the tenth (10th) trading day prior to the valuation date and ending on the tenth (10th) trading day after the valuation date, rounded to two decimal places.

“Voting Agreement” has the meaning set forth in Section 4.1(a) hereof.

“Withdrawing Member” has the meaning set forth in Section 10.1 hereof.

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Article 2
FORMATION AND PURPOSE

2.1          Formation. The Company has previously been formed as a limited liability company pursuant to the Act by filing the Certificate in the office of the Secretary of State of the State of Delaware and such Certificate has not been withdrawn as of the date hereof. The rights and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement. John Kowalczyk is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Managing Member thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

2.2          Name. The name of the Company was Brookfield Retail Holdings II Sub LLC and has been amended, as of October 23, 2013, to be Brookfield Retail Holdings II Sub II LLC. The business and affairs of the Company shall be managed and conducted under such name or under such other names as the Managing Member may deem appropriate upon written notice to the Members.

2.3          Registered Office and Registered Agent; Principal Office. The address of the Company’s registered office in Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name and address of the registered agent in the State of Delaware for service of process is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Managing Member may change the registered office and the registered agent of the Company in its discretion. The initial principal place of business of the Company shall be located at Level 22, 135 King Street, Sydney NSW 2000, Australia. The Managing Member may change the location of the principal place of business of the Company to such other place as a Majority Vote of the Members may from time to time designate in accordance with the Act. The Managing Member shall provide prompt written notice to the Non-Managing Members of any change in the Company’s principal place of business.

2.4          Term. The term of the Company commenced upon the date of filing of the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Act and shall continue in full force and effect in perpetuity; provided, that the term of the Company shall not extend beyond the date of dissolution of the Company as contemplated by Article 11 hereof. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

2.5          Purpose. The primary purpose of the activities to be conducted by the Company is to hold the Securities and conduct such activities as otherwise contemplated in this Agreement (the “Company Business”). The Company shall also deal in all manners and ways as are customary for an investment vehicle with such purposes, carry on any activities relating thereto or arising therefrom, and do anything reasonably incidental or necessary with respect to the foregoing.

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2.6          Admission of Members; Classes of Membership Interests; Ownership of Securities.

(a)          The Members set forth on Schedule A hereto are admitted to the Company, or their prior admittance to the Company is hereby re-affirmed, as applicable. In the case of Members who were originally admitted to the BRH II Predecessor as members upon acceptance of those certain Subscription Agreements of such Non-Managing Members, by agreeing to be bound by this Agreement each such Non-Managing Member hereby re-makes and confirms all of the representations, warranties and covenants made in its original Subscription Agreement to the BRH II Predecessor to and for the benefit of the Company.

(b)          All Securities held by the Company shall be held for the benefit of the Members, with each separate type of Security held being deemed held by the Company in a separate class (each a “Class”) for the benefit of the Members holding interests in such Class, as more particularly set forth on Schedule A, as such Schedule A may be updated from time to time to reflect any adjustment contemplated by Section 2.6(c) below or additional Securities that are acquired or Disposed. Investment Proceeds from particular Securities shall be for the benefit of the holders of the Class holding such Securities, in proportion to each Member’s relative holdings of such Class and more specifically contemplated by Section 6.1. A Member may hold interests in one or more Classes, need not hold interests in all Classes, and a Member’s relative holdings across Classes may be different. A Member’s overall interest in the Company for purposes of voting and for its proportionate share of Company-wide expenses or liabilities shall be apportioned as contemplated by the definition of “Sharing Percentage.”

(c)          The Managing Member and the Non-Managing Members acknowledge that the initial Schedule A and the allocations set forth thereon were determined taking into account an unaudited but mutually agreed upon calculation of the “Transaction Distribution Amount” and “Carried Interest” under the BRH Predecessor Agreement. Within thirty (30) calendar days of the Effective Date, the Managing Member shall have such calculation audited by an Independent Accounting Firm and, while at all times maintaining compliance with Section 2.6(d) below, Schedule A shall be revised to the extent necessary and recommended by such Independent Accounting Firm, absent manifest error by the Independent Accounting Firm in preparing such audit. To the extent such audit indicates that the Managing Member’s Interest should be decreased and the Future Fund Member’s Interest should be increased beyond that which can be accomplished in accordance with the immediately preceding sentence, the Managing Member or one or more of its designees shall make a cash payment to the Future Fund Member outside of the Company in an amount necessary to complete any adjustment recommended by the Independent Accounting Firm.

(d)          The Managing Member agrees that either it or one or more of its Affiliates shall maintain an Interest in the Company sufficient to meet the requirements of Section 4 of Internal Revenue Service Revenue Procedure 89-12.

2.7          Members Not Agents. Except as specifically provided herein, nothing contained herein shall be construed to constitute any Member as the agent of any other Member or the Company.

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2.8          ERISA. The Managing Member shall use its commercially reasonable efforts to manage the operations and affairs of the Company such that the assets of the Company are not, and are not deemed to be, “plan assets” within the meaning of ERISA or the Code.

Article 3
CAPITAL CONTRIBUTIONS

3.1          Capital Contributions.

(a)          Commitment. The Members acknowledge that, on or prior to the date hereof, any capital commitment obligations such Members or their Affiliates had to BRH II Predecessor have been fully funded.

(b)          Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company without the prior written consent of such Member, except with respect to such Member’s obligation to return distributions as required by this Agreement, pursuant to any provision of the BRH Predecessor Agreement which survived or to which the Company is the successor-in-interest by virtue of the BRH Merger, or under the Act. No interest shall be paid to any Member on any Capital Contributions. No Member shall be required to make any loans or Capital Contributions to the Company except as otherwise expressly provided in this Agreement.

(c)          Funding Notice. In the event a Capital Contribution is required pursuant to and in accordance with Section 3.1(b), each Member shall make Capital Contributions to the Company upon notice (a “Funding Notice”). The Managing Member shall give a Funding Notice in the manner specified in Section 12.1 hereof, and a Funding Notice shall specify: (i) the date and time at which such Capital Contribution is to be made, which time shall not be earlier than 12:00 p.m., New York, New York time, on the tenth (10th) Business Day after the deemed receipt of the Funding Notice (such date, the “Funding Date”), (ii) the place in the United States at which such Capital Contribution is to be made, including, if applicable, the account of the Company to which such Capital Contribution should be made, and (iii) the amount of such Capital Contribution to be made.

(d)          United States Dollar Denominated Capital Contributions and Distributions. The Managing Member shall call all Capital Contributions and shall make all cash distributions in Dollars; provided, however, that the Managing Member, in its discretion, may accept Capital Contributions in-kind of Securities.

3.2          Liability of Members.

(a)          Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

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(b)

(i)          Except as required by the Act or other applicable law, no Member, in its capacity as such, shall be required to repay to the Company, any other Member or any creditor of the Company all or any part of the distributions made to such Member pursuant hereto. Notwithstanding the foregoing and subject to the limitations set forth in Section 3.2(c) hereof, the Managing Member may require a Member to return to the Company distributions made to such Member in an amount equal to such Member’s Sharing Percentage of the Company’s indemnity obligations under Section 9.2 and any indemnity or other obligations of the Company as successor-in-interest to BRH II Predecessor, to the extent the Company has insufficient liquid assets (including, for greater certainty, marketable securities that are freely transferrable) to pay such indemnity obligations; provided, however, a Non-Managing Member shall not be required to return distributions pursuant to this Section 3.2(b)(i) (a) if all Members are not required to return their Sharing Percentage of the Company’s indemnity obligations under Section 9.2, or (b) to the extent that any amount required to be returned to the Company pursuant to Section 3.2(b)(v) below is not so returned (pro rata based on the percentage of the amount required to be returned that was not so returned).

(ii)         If, notwithstanding anything to the contrary contained herein, it is determined under applicable law that any Member has received a distribution which is required to be returned to or for the account of the Company or Company creditors, then the obligation under applicable law of any Member to return all or any part of a distribution made to such Member shall be the obligation of such Member and not of any other Member.

(iii)        Any amount returned by a Member pursuant to this Section 3.2(b) shall be treated as a contribution of capital to the Company (but not as a Capital Contribution for purposes hereof) and shall be treated as if such returned amount was not previously distributed to such Member. Notwithstanding that any amount returned by a Member pursuant to this Section 3.2(b) shall not be treated as a Capital Contribution for the purposes hereof, Sections 3.1(c) and 3.1(d) nonetheless shall apply as if any such amount were a Capital Contribution for purposes of such sections.

(iv)        For the avoidance of doubt, the Managing Member shall be required to return at the same time as Non-Managing Members its Sharing Percentage of any amounts required to be returned by Non-Managing Members under this Section 3.2(b).

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(v)         At any time that the Managing Member requires a Member to return distributions under this Section 3.2(b) for the purpose of meeting such Member’s pro rata share of indemnity obligations under Section 9.2 of the BRH Predecessor Agreement or relating to the time period prior to the effectiveness of the BRH Merger, the Managing Member, as the successor to the Class B and Class C Members of the BRH II Predecessor shall return an amount equal to that which would have been the corresponding portion of any Carried Interest and Transaction Distribution Amount that the Class B Member or Class C Member, as the case may be, received in respect of such other Member pursuant to the BRH Predecessor Agreement equal to (A) the amount of such Carried Interest (as defined in the BRH Predecessor Agreement) and Transaction Distribution Amount (as defined in the BRH Predecessor Agreement) received by the Class B Member or Class C Member, as the case may be, less (B) the Carried Interest and Transaction Distribution Amount that the Class B Member or Class C Member, as the case may be, would have received in respect of such other Member, if the amounts payable by such other Member under this Section 3.2(b) (but for this Section 3.2(b)(v) had been paid by the BRH II Predecessor and not distributed to such other Member and the Class B Member or Class C Member, as the case may be).

(c)

(i)          The obligation of a Member to return distributions pursuant to this Section 3.2 shall survive the termination of the Company and this Agreement; provided, however, that to the fullest extent permitted by law, and subject to the allocation concept included within the definition of “Sharing Percentage,” no Member shall be required to return a distribution under this Agreement prior to the date of termination of the Company or after the second (2nd) anniversary of the date of termination of the Company; provided, further, that if at such second (2nd) anniversary, there are any legal actions, suits or proceedings by or before any court, arbitrator, governmental body or other agency then pending that were pending, threatened or reasonably foreseeable on the date of termination of the Company (a “Proceeding”) or any other liability (whether contingent or otherwise) or claim then outstanding, the Managing Member shall so notify each Member at or prior to the second (2nd) anniversary of the date of termination of the Company (which notice shall include a brief description of each such Proceeding (and of the liabilities asserted in such Proceeding) or of such liabilities and claims) and the obligation of each Member to return any distribution for the purpose of meeting the Company’s obligations in respect of indemnity obligations under Section 9.2 hereof shall survive with respect to each such Proceeding, liability and claim set forth in such notice (or any related Proceeding, liability or claim based upon the same or a similar claim) until the date that such Proceeding, liability or claim is ultimately resolved and satisfied.

(ii)         The aggregate amount of distributions which a Member may be required to return under this Section 3.2(c) shall, to the fullest extent permitted by law, not exceed the lesser of (a) an amount equal to ten percent (10%) of the “Investment Proceeds” distributed to such Member pursuant to Article 6 of the BRH Predecessor Agreement and (b) an amount equal to such Member’s Sharing Percentage Interest multiplied by $20 million.

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3.3          Defaulting Members.

(a)          If at any time a Member shall fail to make a required Capital Contribution to the Company when due under a Funding Notice (a “Defaulting Member”), then the Managing Member, in its reasonable discretion, may subject such Defaulting Member to certain adverse consequences, including, but not limited to: (i) interest accruing on the amount of such default and any costs of collection associated therewith commencing on the date such Capital Contribution was due at the lesser of (A) the rate of twenty percent (20%) per annum and (B) the maximum rate permitted by applicable law (such default amount, together with any associated collection costs, including legal fees and expenses, plus any other liability or obligation incurred by the Company in connection with such default (but specifically excluding punitive and consequential damages) plus interest being the “Default Amount”); and (ii) causing distributions that would otherwise be made to the Defaulting Member to be credited against the Default Amount in a manner to be determined by the Managing Member. In addition, while any of the Default Amount remains outstanding, the Defaulting Member shall forfeit its right to vote on matters on which such Defaulting Member would otherwise be entitled to vote.

(b)          If a Defaulting Member shall fail to make a required Capital Contribution as and when due and, such failure continues for a period of three (3) Business Days following notice of such default, then the Managing Member, in its reasonable discretion, also shall be entitled, but not required, to (i) reduce the Defaulting Member’s Capital Account without taking into account any increase or decrease in the value of the Company, in an amount up to fifty percent (50%) of the Capital Account of such Defaulting Member, which amount (A) shall be allocated to the other non-Defaulting Members pro rata in accordance with their relative Sharing Percentages (as determined with regard to the applicable Funding Notices), and (B) shall increase the amount to which such non-Defaulting Members are entitled pursuant to Section 6.1 hereof and upon liquidation of the Company, (ii) reduce all or any portion of the Defaulting Member’s Sharing Percentages, as determined in the reasonable discretion of the Managing Member, which reduced portion of Sharing Percentages shall increase the Sharing Percentages of the non-Defaulting Members pro rata in accordance with their relative Sharing Percentages (as determined with regard to the applicable Funding Notices), and/or (iii) transfer such Defaulting Member’s Interest to any Person (which Persons may be third parties or Members) at a price equal to fifty percent (50%) of such Defaulting Member’s Capital Account or such other price determined by the Managing Member in its reasonable discretion.

(c)          Each Member hereby consents to the application to it of the remedies provided in this Section 3.3 as specified penalties or consequences permitted by the Act. No right, power or remedy conferred upon the Managing Member in this Section 3.3 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 3.3 or now or hereafter available at law or in equity or by statute or otherwise, all of which are retained. No course of dealing between the Managing Member and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 3.3 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The provisions of this Section 3.3 are not intended to be for the benefit of any creditor or other Person (other than a Member) to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Company or any of the Members; and no such creditor or other Person shall obtain any right under any such provision or by reason of any such liability, obligation or otherwise against the Company or any of the Members.

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Article 4
MANAGEMENT OF THE COMPANY

4.1          Management Generally.

(a)          Except for such matters as are expressly reserved hereunder or under the Act to the Members for decision, the management and control of the business of the Company shall be implemented by the Managing Member.

(b)          Except as otherwise provided in this Agreement, Non-Managing Members of the Company, in their capacity as such, shall have no part in the management of the Company, and shall have no authority or right in their capacity as Non-Managing Members to act on behalf of the Company in connection with any matter or to bind the Company.

(c)          The Members acknowledge and agree that the GGP Securities comprise part of a consortium investment involving GGP Securities held by the Company, Affiliates of Brookfield and accounts managed by Brookfield. Subject to, and without derogating in any way from the specific authorizations and consents contemplated herein, the Managing Member covenants and agrees that such Securities will be managed as a single consortium investment for the purposes of all actions taken in respect thereof for the benefit of the consortium members taken as a whole. The Non-Managing Members acknowledge and agree that the agreements governing the consortium constitute bi-lateral agreements between the Managing Member and/or its Affiliates, on the one hand, and consortium members, on the other hand, and that such agreements may differ from one another and provide the Managing Member and/or its Affiliates greater or lesser discretion regarding the exercise of rights related to the GGP Securities than this Agreement. It is agreed among the Managing Member and the Non-Managing Members that in respect of expenses, costs and liabilities of the Consortium Investors that are, in the reasonable opinion of the Managing Member, expenses, costs or liabilities that should be shared among Consortium Investors, the Company shall not bear more than its pro rata (by value of GGP Securities held) share of such expenses, costs and liabilities.

4.2          [Intentionally Omitted.].

4.3          [Intentionally Omitted.].

4.4          Executive Authority of the Managing Member.

(a)          The Managing Member has the right and is hereby empowered and authorized to perform the following acts and services, subject to any express consent or approval of the Non-Managing Members required by the terms of this Agreement:

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(i)          To take a primary role in structuring holding and Disposing of the Securities, in whole or part;

(ii)         To vote any GGP Securities, except (A) in the event of a conflict of interest, in which case Section 4.10(e)(vi) shall apply or (B) from and after a Member revokes in writing the Managing Member’s right authority to vote GGP Securities, from and after which the Managing Member shall only cause such GGP Securities held for the benefit of such Member to be voted as directed in writing by such Member;

(iii)        To effectuate any net settlement of GGP Warrants;

(iv)        To represent the Company in all discussions and negotiations with GGP, its agents and advisers, the principal stakeholders in GGP and each of their agents and advisors, and all other stakeholders and constituents in connection with the Investment;

(v)         To communicate and coordinate with Members;

(vi)        To make recommendations regarding the appointment and compensation of senior officers of the Company;

(vii)       To provide advice and assistance with respect to any future borrowings, financings or re-financings;

(viii)      To use reasonable efforts to ensure that the Non-Managing Members are promptly informed of material changes affecting the Company;

(ix)         To form Subsidiaries in connection with the Company Business;

(x)          To enter into any kind of activity and to enter into, perform and carry out contracts of any kind necessary, in connection with, or incidental to the accomplishment of the purposes of the Company, including, without limitation, any Subscription Agreements, side letters or similar agreements, subject to the terms of this Agreement;

(xi)         To open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(xii)        To hire, for usual and customary payments and expenses, consultants, brokers, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company, subject to Section 4.11 hereof;

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(xiii)       To purchase or maintain insurance policies on behalf of the Managing Member and the Company, including for director and officer liability and other liabilities of the Managing Member and the Company;

(xiv)      To pay all Transaction Costs of the Company and the Managing Member in accordance with Section 4.6 hereof; and

(xv)       To take any and all other actions which are determined by the Managing Member to be necessary, convenient or incidental to the conduct of the Company Business.

(b)          Each Non-Managing Member agrees that if any transaction, including any transaction effected between the Company, the Managing Member or any of its Affiliates, shall be subject to the disclosure and consent requirements of Section 206(3) of the Advisers Act, such requirements shall be satisfied with respect to the Company and all Non-Managing Members if disclosure shall be given to all Non-Managing Members, and consent obtained from all Non-Managing Members. Each of the Non-Managing Members hereby acknowledges the disclosures set forth on Schedule B and hereby consents to the restrictions and transactions contemplated by Section 10.1 and the terms thereof.

(c)          The Company, by or through the Managing Member on behalf of the Company, may enter into, perform and/or enforce, as applicable, the (i) any Subscription Agreement and (ii) all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person, subject to any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Company or the Managing Member to enter into other agreements on behalf of the Company.

4.5          Removal of the Managing Member.

(a)          The Managing Member may be removed as the managing member of the Company within sixty (60) days after notice pursuant to this Section 4.5(a) of a Removal Conduct Event (or the discovery by the Members of the failure to give such notice whichever is later) and upon a Majority Vote of Members (other than the Managing Member and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis), at which time the Removal Liquidating Trustee shall be appointed to wind up and liquidate the assets of the Company in accordance with Section 11.3 hereof.

(b)          The Managing Member shall provide prompt (and in any event within two (2) Business Days) written notice to the Non-Managing Members if and when any of the events described in the definition of “Removal Conduct Event” occurs.

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(c)          In addition to the foregoing, the Managing Member shall be suspended and temporarily replaced as managing member of the Company by a Majority Vote of Members (other than the Managing Member and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis) if a Majority Vote of Members claims that the Managing Member has committed fraud, gross negligence, willful misconduct or willful and knowing breach of this Agreement or willful violation of law in the management of the affairs of the Company and/or the Securities (including misappropriation of funds), which has a material adverse effect on the Company or the Securities. The Managing Member may, in its sole discretion, dispute any such claim made against it by bringing such matter to arbitration pursuant to Section 12.13 hereof within thirty (30) days of such suspension and temporary replacement. If the Managing Member does not dispute any such claim made against it within thirty (30) days of such suspension and temporary replacement or if by final determination of such arbitration process it has been determined that the Managing Member has committed such an act (whether as claimed or otherwise), the Managing Member shall be removed as the managing member of the Company, at which time the Removal Liquidating Trustee shall be appointed to wind up and liquidate the assets of the Company in accordance with Section 11.3 hereof; provided, that if it is determined in such arbitration process that the Managing Member committed an act constituting grounds for the removal of the Managing Member, but such act is not the same act that was claimed, then the Managing Member shall not be removed as the managing member of the Company unless such removal is approved by a Majority Vote of Members (other than the Managing Member and its Affiliates). If by final determination of such arbitration process it is determined that the Managing Member has not committed such an act (whether as claimed or otherwise), the Managing Member shall be reinstated as managing member of the Company.

(d)          In the event the Managing Member is removed or temporarily replaced in accordance with Section 4.5(a) hereof, the removed or temporarily replaced Managing Member shall, until the Company is dissolved and wound up or the temporarily replaced Managing Member is reinstated:

(i)          become, without any further action being required of any Person, a Non-Managing Member and shall cease being the managing member of the Company; and

(ii)         together with its Affiliates, continue to be Indemnified Parties and be entitled to indemnification in accordance with Section 9.2 hereof in respect of conduct prior to such removal or temporary replacement.

4.6          Transaction Costs. Except as otherwise provided herein, the Company, in the discretion of the Managing Member, shall pay or reimburse the Managing Member and its Affiliates and each of their respective employees, agents, advisors, managers and Constituent Members for any and all third-party expenses, costs and liabilities reasonably and properly incurred by them in the furtherance of the Company Business including in connection with the Securities, the other transactions contemplated in this Agreement and the conduct of the business of the Managing Member (in that capacity and with respect to the Company) and the Company in accordance with the provisions hereof (“Transaction Costs”), including by way of example and without limitation:

(a)          Organizational Expenses. Expenses, costs and liabilities incurred in connection with (i) the structuring and formation of the Company, (ii) the offering and sale of the Interests, and (iii) the negotiation, execution and delivery of this Agreement, any agreement with or among the Members and any related or similar documents, including, without limitation, any related legal and accounting fees and expenses, travel expenses and filing fees (“Organizational Expenses”).

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(b)          Operating Expenses. Expenses, costs and liabilities incurred in connection with the operation of the Company and the Securities and the performance by the Managing Member, the Company and their respective Affiliates of their respective obligations under this Agreement, including, without limitation, (i) all expenses, costs and liabilities incurred in connection with the identification, structuring, negotiation, making, monitoring, ownership, operation, administration, management, financing, sale, proposed sale, enforcement, other disposition or valuation of the Securities and Temporary Investments or the Securities and Temporary Investments considered for the Company (including due diligence in connection therewith), whether or not consummated, (ii) costs and liabilities incurred in connection with litigation or other extraordinary events, directors and officers liability and other insurance expenses, (iii) all taxes, fees and other governmental charges payable by the Company, and all expenses incidental to the transfer, servicing and accounting for the Company’s cash and Securities, including all charges of depositories and custodians, (iv) communications expenses, (v) all expenses and costs associated with meetings of the Members, (vi) brokerage commissions, custodial expenses, appraisal fees and other investment costs actually incurred in connection with the Securities and Temporary Investments, (vii) expenses of liquidating the Company and its Subsidiaries, (viii) expenses incurred in connection with the maintenance of the Company’s books of account and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or by any governmental authority with jurisdiction over the Company (including, without limitation, fees and expenses of independent auditors, accountants and counsel, the costs and expenses of preparing and circulating the reports called for by Section 8.1 hereof and any fees or imposts of a governmental authority imposed in connection with such books and records and statements) and other routine administrative expenses of the Company or its Subsidiaries, including, but not limited to, the cost of the preparation of Returns, cash management expenses and insurance and legal expenses, (ix) all expenses incurred in connection with any indebtedness of the Company or other credit arrangement (including any line of credit, loan commitment or letter of credit for the Company or related to the Securities (or any underlying asset)), (x) all legal, accounting, investment banking, real estate, tax, financial or other consulting, audit, appraisal and other expenses (to the extent not subject to reimbursement) incurred by the Company in respect of its operation and affairs, and (xi) all expenses and costs associated with the acquisition of the Securities (“Operating Expenses”).

(c)          Notwithstanding the foregoing, the following shall not constitute Transaction Costs and the Company shall not be responsible for payment of the following expenses, and such payment shall not be borne by or reimbursed by the Company:

(i)          ordinary operating expenses of the Managing Member or its Affiliates;

(ii)         lease or other payments for the Managing Member’s or its Affiliates’ office space, utilities and office equipment;

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(iii)        salaries and benefits of employees of the Managing Member or its Affiliates;

(iv)        costs and expenses of any third-party advisors retained by any Member, including BAM, for its own advice; provided, that the costs and expenses of Sidley Austin LLP, Willkie Farr and Gallagher, Goodwin Procter LLP and Torys LLP incurred in connection with the organization, formation, operation and maintenance of the Company, including, without limitation, the drafting of this Agreement and other related documentation, shall be included in Transaction Costs;

(v)         except as set forth in clause (iv) above, costs and expenses of the Managing Member or its Affiliates, in their capacity as a Member, to the extent similar costs and expenses incurred by any Non-Managing Member are not paid or reimbursed by the Company to such Non-Managing Member; and

(vi)        costs and expenses incurred in connection with providing any services to the Company, GGP, RSE or any of their Affiliates pursuant to any Affiliate Transaction approved in accordance with this Agreement (except, that such costs and expenses may be paid or reimbursed if provided for pursuant to the terms of any such Affiliate Transaction approved in accordance with this Agreement).

Notwithstanding the foregoing, the Transaction Costs to be borne or reimbursed by the Company shall not include any Transaction Costs resulting from acts or omissions by the Managing Member or its Affiliates or any of their respective employees, agents, advisors, managers or Constituent Members with respect to which an arbitration panel, in accordance with Section 12.13 hereof, has issued a final decision, judgment or order that such Person was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Company.

4.7          Segregation of Funds. Funds of the Company shall be kept exclusively in one (1) or more bank or brokerage accounts in the name of the Company or its designee.

4.8          Standard of Care.

(a)          Members Generally. Except as expressly provided to the contrary in this Section 4.8 and except for the implied contractual covenant of good faith and fair dealing, the Members hereby agree and acknowledge that all fiduciary obligations of the Members to one another or the Company in their capacity as Members, are hereby eliminated to the maximum extent permissible under Section 18-1101 of the Act.

(b)          Managing Member. The Managing Member, in its capacity as such, shall owe to the Company and to the other Members such duties as are owed by the officers of a Delaware business corporation to the corporation and its stockholders.

4.9          Non-Managing Members. No Non-Managing Member, in his, her or its capacity as such, has the authority or power to act for or on behalf of the Company or to take any action or do anything that would be binding on the Company, or to make any expenditures or incur any indebtedness in the name or on behalf of the Company. The Non-Managing Members (or any class, designation or other subset of the Non-Managing Members) shall have only such rights of consent or approval as are expressly reserved for them by this Agreement or the Act.

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4.10        Member Meetings; Voting; Member Approval Rights.

(a)          Meetings. The Company shall hold an annual meeting of the Members, and may hold special meetings of the Members from time to time (but whenever possible on the same date as a meeting of participants in the Protocol) at such place as the Managing Member may determine, or may at any time call for a vote without a meeting of the Members on matters on which they are entitled to vote. In addition, a meeting of Members may be called by a Majority Vote of Members to discuss any matter put forward by the Members calling the meeting and for any other purpose reasonably related to their interests as Members and to vote on any matters on which Members are entitled to vote pursuant to the terms of this Agreement.

(b)          Notice; Attendance. Written notice of any meeting or vote shall be given to the Members not less than thirty (30) days before the date of the meeting or vote. Each notice of meeting or vote, if any, shall contain a description of any resolution to be adopted by the Members. Any Member may provide written waiver of notice of a meeting or vote, or consent to short notice of the meeting or vote, either before or after such meeting or vote and attendance at any meeting shall be deemed conclusive evidence that notice of such meeting was properly given. Members may participate in any meeting of Members by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other. Attendance at any meeting of Members may also be by proxy or delegate.

(c)          Quorum. The quorum for a meeting of the Members shall be no less than each Member who individually holds at least a fifteen percent (15%) Sharing Percentage at the time of such meeting; provided, however, that the presence of at least one Member other than Brookfield (or any Person or account the Interest of which is managed by Brookfield on a discretionary basis) shall be required for a quorum; provided, further, that the presence of any such Member shall not be necessary to constitute a quorum at any meeting of the Members if such member failed to attend the two (2) most recent prior meetings of the Members properly called and for the same purpose.

(d)          Voting. For all purposes of voting, consent or approval rights of the Members, each Member shall be entitled to cast a number of votes corresponding to such Member’s Sharing Percentage. However, in determining whether the requisite percentage or majority has been obtained, the following Interests shall be excluded from both the numerator and denominator of such percentage: (i) Interests of Defaulting Members; and (ii) Interests that this Agreement provides shall not be included with respect of the relevant matter. A Member may give notice to the Managing Member that the Sharing Percentage of such Member and its Affiliates and other Members over whose account such Member or any of its Affiliates has discretionary authority will all be aggregated and treated as held by such Member for the purposes of voting as a Member for so long as such Sharing Percentages are held by a non-Defaulting Member. A Member shall be entitled to vote at a meeting in person or by written proxy delivered to the Managing Member prior to the meeting. When voting with respect to matters arising under this Agreement or the Act, all Members shall be considered one single Class, notwithstanding anything in Section 2.6(a) which may be read to the contrary. The individual votes of each of the Members cast at any meeting shall be recorded by the Managing Member in the minutes of the meeting, which shall be filed in the Company’s books and records and available for inspection by each Member.

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(e)          Actions Requiring Member Approval. The Managing Member shall not cause the Company or any Subsidiary of the Company to take or agree to take any of the following actions without first obtaining approval of a Majority Vote of Members:

(i)          Making any loans or issuing guaranties of obligations of any Person;

(ii)         Other than Securities, acquiring any material assets or forming or acquiring any Subsidiary of the Company;

(iii)        Making any material decision with respect to any lawsuit, claim, counterclaim or other legal proceeding by or against the Company involving in excess of $20,000,000, including confessing a judgment against the Company, accepting the settlement, compromise or payment of any claim asserted against the Company (including claims covered by the policies of insurance maintained by the Company) or asserted by the Company in respect of the foregoing;

(iv)        Incurring indebtedness for borrowed money or creating any mortgage, lien, charge, security interest or other form of encumbrance with respect to any of the assets of the Company;

(v)         Subject to Section 8.1(e)(i), voting any RSE Shares or BPY Units;

(vi)        Subject to Section 8.1(e)(i), voting any GGP Securities, if (a) the Managing Member, or any of its Affiliates (1) has a conflict of interest with respect to the vote or other requested action or (2) proposes a transaction which necessitates the vote or other requested action or (b) if prior to such vote the Managing Member has received written notice from the Non-Managing Member instructing the Managing Member that its discretion to vote GGP Securities has been revoked and that from and after the effectiveness of such written notice the Managing Member shall only vote the GGP Securities held by the Company on behalf of such Non-Managing Member as directed by such Non-Managing Member;

(vii)       Purchasing or redeeming any Interests, other than in accordance with Article 10 hereof;

(viii)      Modifying or amending the distribution provisions set forth in Article 6 hereof;

(ix)         Making any distribution other than as set forth in this Agreement;

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(x)          Making any Disposition of Securities or other assets of the Company other than as set forth in this Agreement (including, for the avoidance of doubt, Section 5.2 hereof);

(xi)         Conducting an initial public offering, merging or consolidating with or into any Person, or selling all or substantially all of the assets of the Company or any of its Subsidiaries, other than as set forth in Section 10.1 and Article 11 hereof;

(xii)        Dissolution, liquidation, winding-up or voluntary Bankruptcy of the Company or any of its Subsidiaries, except as otherwise provided in Sections 4.5 and Article 11 hereof;

(xiii)       Amending this Agreement, except as expressly provided in Section 12.16; and

(xiv)      Approving or taking any action with respect to any other matter in this Agreement specified as requiring the approval of a Majority Vote of Members of the Company.

(f)          With the requisite vote of the Members as contemplated by the provisions hereof, the Members may also take action without any meeting of the Members (and without any prior notice from the Managing Member) by written consent setting forth the action to be approved.

4.11        Transactions with Affiliates.

(a)

(i)          The Managing Member and/or its Affiliates may provide services (other than those set forth in Section 4.4(a) hereof) to the Company, including, asset management, consulting, operational, financial and advisory services (the provision of any such services, an “Affiliate Transaction”), subject, in each case, to approval of such Affiliate Transaction by a Majority Vote of Members (other than the Managing Member and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis). The terms on which Affiliate Transactions relating to the Company are entered into must be on terms no less favorable to the Company than would reasonably be expected to be obtained in an arm’s length negotiation between unaffiliated parties (including, but not limited to, fees, termination rights, required service levels and default provisions. For the avoidance of doubt, any fees paid to the Managing Member or its Affiliates in respect of an Affiliate Transaction will not be applied to reduce the amounts payable to the Managing Member under Section 6.1 hereof.

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(ii)         The Members acknowledge that BPY is an Affiliate of the Managing Member, that the Managing Member and/or its Affiliates also own GGP Securities and RSE Shares, and that nothing in this Agreement is intended to limit or restrict the Managing Member’s and its Affiliates ability to act with respect to or transact in or with GGP, BPY or RSE.

(b)          Notwithstanding the foregoing Section 4.11(a) or anything else in this Agreement to the contrary and in addition to the other disclosures set forth in this Agreement, the Members hereby acknowledge and approve those certain potential conflicts of interest set forth on Schedule B hereto.

Article 5
INVESTMENT

5.1          Investment. Except as otherwise provided in this Agreement, the Managing Member shall have the authority to manage the Securities and make and manage the Temporary Investments on behalf of the Company.

5.2          Subsequent GGP, RSE or BPY Financing.

(a)          If GGP, RSE or BPY conducts any financing, including any rights offering, then the Managing Member shall notify the Non-Managing Members holding Classes of the Company which relate to such Securities of such financing, including whether the Company holds (or will hold) pre-emptive or participation rights in respect of such financing.

(b)          If the Company has any rights to participate in such a financing, then each Member shall have the right (but not the obligation) to purchase, on the terms and conditions of such offering, through the Company up to its Sharing Percentage of the Company’s right to participate in such financing.

(c)          If, after the opportunity to participate is offered pursuant to Section 5.2(b) hereof, less than 100% of the Company’s right to participate in such an offering has been subscribed, then each Member who elected to participate shall have the right (but not the obligation) to purchase its pro rata share (based on the respective Sharing Percentages of the participating Members) of any interests not sold to any participating Members.

(d)          Notwithstanding anything in this Section 5.2, the participation by the Company and any Members in any financing, including any rights offering, conducted by GGP, RSE or BPY shall be structured in such a manner as to prevent liability under Section 16(b) of the Exchange Act with respect to any Member and the Members agree to work together in good faith to prevent such liability. In furtherance of the foregoing, no Member shall, without its consent, (i) receive any allocation of the Company’s participation rights in such financing in excess of such Member’s Sharing Percentage, or (ii) have the portion of the Company’s participation rights in such financing attributable to such Member’s Sharing Percentage reallocated or sold to any Person not a Member of the Company or an Affiliate thereof.

5.3          GGP Privatization. In the event the Managing Member or its Affiliate proposes and would control a privatization of GGP, the effect of which would be for the company to de-list from trading on any national securities exchange, the Managing Member shall in good faith consider affording the Non-Managing Members an opportunity to invest in such transaction.

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Article 6
DISTRIBUTIONS

6.1          Distributions Attributable to Securities. Investment Proceeds with respect to the Securities held in any particular Class shall be distributed to the Members holding such Class pro rata in proportion to such Members’ respective holdings of such Class; provided, however, that to the extent such Investment Proceeds are derived from the Disposition of some or all of the Securities held within a Class by a particular Member (i.e., not on behalf of all Members of such Class) then such Investment Proceeds shall be correspondingly distributed to such Member for whose benefit such Disposition was made. Investment Proceeds shall be distributed by the Managing Member in cash (except as otherwise herein expressly provided) at least quarterly, and in no event later than thirty (30) days after the availability of such Investment Proceeds for distribution by the Company.

6.2          Distributions in Kind. The Company may make any distribution to a Member, either wholly or partially, in Securities, including as contemplated by Section 10.1 and Article 11 (provided that, for the avoidance of doubt, other than where any of Section 10.1(a), Section 10.1(b) or Article 11 applies, the Managing Member shall give not less than ninety (90) calendar days’ notice in accordance with Section 10.1(c) prior to any distribution in kind of Securities). Any such in kind distribution shall be treated as a transfer of cash in an amount equal to the Fair Market Value of the assets transferred. The Company shall use commercially reasonable efforts to seek that any Securities that are distributed in kind pursuant to this Section 6.2 be freely tradable under applicable securities laws, it being acknowledged by each of the Members that, to the extent the Company is then a minority shareholder of GGP, RSE or BPY the Company may be significantly limited in its ability to control the free tradability of such shares.

6.3          Limitation on Distributions. Notwithstanding anything to the contrary contained herein, the Company and the Managing Member on behalf of the Company, shall not make a distribution to any Member on account of its Interest if such distribution would violate the Act or other applicable law.

6.4          Reinvestment. The Company may not reinvest any Investment Proceeds; provided, that Investment Proceeds from Temporary Investments may be reinvested to Temporary Investments and/or in the Securities.

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Article 7
CAPITAL ACCOUNTS AND ALLOCATIONS OF NET INCOME OR LOSS

7.1          Capital Accounts. The Managing Member shall maintain a separate Capital Account for each Member and shall, on receipt of a Capital Contribution from a Member, credit the Capital Account of such Member with such amount. The Managing Member shall also credit to the Capital Account of each Member the amount of all income and gains of the Company allocated to such Member and shall debit the Capital Account of each Member with the amount of all losses and expenses of the Company allocated to such Member and the amount of any cash and Fair Market Value of any property distributed, or deemed distributed, from time to time by the Company to such Member. Notwithstanding the foregoing, the Managing Member shall have the authority to make other Capital Account allocations, in its discretion, to reflect the intended economics of the Company. Where allocations are made more often than annually, the relevant item of income, expense, gain, loss, credit and deduction being allocated shall be estimated and, if subsequent year-end or other adjustments affect allocations previously made, such adjustments shall be recorded when determined. The Interest of a Member shall not terminate by reason of there being a negative or nil balance in the Member’s Capital Account, nor shall any Member have any obligation to restore any negative balance in such Member’s Capital Account. If all or any portion of an Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Interest. No Member shall be responsible for any losses or expenses of any other Member, nor share in the income or gain or, if applicable, allocation of tax deductible expenses attributable to any other Member. To the extent not provided for in this Article 7, the Capital Accounts of the Members shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised; provided, that such adjustment and maintenance does not have a material adverse effect on the economic interests of the Members. Subject to the foregoing sentence, in maintaining Capital Accounts, the Managing Member may make such adjustments as it deems reasonably necessary to give effect to the provisions of this Agreement taking into account such facts and circumstances as the Managing Member deems reasonably necessary or appropriate for this purpose.

7.2          No Interest Payable on Accounts. No interest shall be paid to any Member on any amount that it has contributed to the Company or on any balance in its Capital Account, except as expressly provided in this Agreement.

7.3          Allocation of Net Income or Loss. Items of income, gain, loss or deduction of the Company for a Fiscal Year shall be allocated among the Members in a manner that is consistent with the interests of the Members in the Company determined under Treasury Regulations Section 1.704-1(b)(3), it being intended that such allocations of income, gain, loss and deduction will be reflected in the Capital Accounts that are maintained under Section 7.1 hereof and will result in Capital Account balances that are, as nearly as possible, equal (proportionately) to the amounts that would be distributed to each Member if (a) the Company were to sell its assets for their book values as maintained for purposes of Code Section 704(b), (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), (c) the Company were to distribute the proceeds of the sale pursuant to Section 6.1 hereof, and (d) the Company were to dissolve, minus any minimum gain and Member minimum gain (as defined in Treasury Regulations Section 1.704-2) and the amount, if any, that such Member is obligated (or deemed obligated) to contribute to the Company. It is the intention of the parties that, to the extent possible and consistent with the economics of this Agreement, the foregoing allocations be respected for U.S. federal income tax purposes and, in furtherance of that intention, a “qualified income offset” provision, a “minimum gain chargeback” provision, and any other such provision described in applicable regulations and deemed desirable by the Managing Member shall be incorporated by reference into this Agreement. Notwithstanding anything to the contrary herein, the Managing Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement taking into account such facts and circumstances as the Managing Member deems reasonably necessary or appropriate for this purpose.

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7.4          Allocation of Income or Loss for Tax Purposes. Subject to the following sentence, items of income, gain, loss or deduction of the Company for tax purposes for a Fiscal Year, and its items of income, gain, loss or deduction from a particular source or a source in a particular place, capital gains and capital losses, shall be allocated to the Members in the same proportions as amounts are allocated to the Members pursuant to Section 7.3 hereof; provided, that in the case of any Company asset the Fair Market Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (and the Treasury Regulations promulgated thereunder) (in any manner determined by the Managing Member) so as to take account of the difference between the Fair Market Value and adjusted tax basis of such asset. Subject to the prior sentence, amounts recognized as income, expenses, gains, losses, deductions or credits of the Company for income tax purposes in a fiscal period but not taken into account in Section 7.3 hereof in such fiscal period shall be allocated for income tax purposes among the Members on the basis on which they would be allocated pursuant to Section 7.3 hereof if such amounts were taken into account in computing net income or loss of the Company, and the allocation of income, loss, capital gains and capital losses for income tax purposes in subsequent Fiscal Years shall be made taking such prior allocations into account.

7.5          Tax Returns. Each Member shall prepare and file such documents as may be required to be prepared and filed under the Code (and the Treasury Regulations promulgated thereunder) and other similar legislation to which such Member may be subject and shall include in its computation of income the income or loss of the Company.

Article 8
ACCOUNTING AND TAX MATTERS

8.1          Books and Records; Reports.

(a)          The Managing Member shall keep or cause to be kept books and records reflecting all of the Company’s activities and transactions and all other information required by law. The books and records shall be kept at the principal place of business of the Company or of Brookfield. Subject to Section 12.3, each Non-Managing Member and its respective agents and representatives shall be afforded access to the Company’s register of Members and the Company’s books and records for inspection and copying and any other purpose reasonably related to such Non-Managing Member’s interest as a non-managing member of the Company, at any reasonable time during regular Business Hours upon five (5) Business Days’ notice to the Managing Member; provided, however, that any expenses incurred in connection with any such access to the Company’s register of Members and the Company’s books and records shall be expenses of such Non-Managing Member and not of the Company. Each former Non-Managing Member shall also be afforded access to the Company’s register of Members and the Company’s books and records on the same terms to the extent relating to the period during which such former Non-Managing Member was a Non-Managing Member. The Managing Member shall preserve the register of Members and all books and records that it keeps pursuant to this Section 8.1(a) for a period of seven (7) years after the date of termination of the Company. The Company books and records and all original copies of agreements entered into by the Company shall be the property of the Company.

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(b)          The Managing Member shall use its commercially reasonable efforts to furnish or cause to be furnished the following reports to each Non-Managing Member (and to each former Non-Managing Member to the extent relating to the period during which such former Non-Managing Member was a Non-Managing Member):

(i)          as soon as practicable (but in no event later than ninety (90) days) following the end of each Fiscal Year), a balance sheet of the Company as of the end of such Fiscal Year and statements of operations, changes in Members’ capital and a statement of cash flows of the Company for such Fiscal Year, accompanied by an audited report from an Independent Accounting Firm containing an opinion of such accountants. All such reports shall be prepared in accordance with GAAP;

(ii)         as soon as practicable (but in no event later than sixty (60) days following the end of each of the first three (3) quarters of each Fiscal Year), a report which shall contain unaudited financial statements with respect to the Company. All such reports shall be prepared in accordance with GAAP (except for the absence of notes to the financial statements and typical year-end adjustments); and

(iii)        as soon as practicable (but in no event later than ninety (90) days) following the end of each Fiscal Year), (A) in the case of the Securities, a statement of the Fair Market Value (provided, that with respect to any Securities referred to in clauses (i) or (ii) of the definition of “Fair Market Value”, the Fair Market Value thereof shall be determined using the closing price on the last day of the Fiscal Year, or if such day is not a Business Day, the immediately preceding Business Day (rather than the Twenty-One-Day Average VWAP) of the Securities determined as of the last Business Day of such Fiscal Year, and (B) in the case of any property (other than the Securities) held by the Company during such Fiscal Year, an appropriately qualified third-party independent expert valuation of such property (it being understood valuations of property (other than the Securities) shall be updated only on a triennial basis).

Notwithstanding anything to the contrary in this Section 8.1(b), the Managing Member shall have the right to transition the Company’s financial reporting from reporting in accordance with GAAP to reporting in accordance with IFRS.

(c)          The Managing Member shall use commercially reasonable efforts to send, as soon as possible after the end of each Fiscal Year, but by no later than April 1st of each Fiscal Year, to each Non-Managing Member (or a former Member with respect to the period during which such former Member was a Member) a schedule K-1 and such other information and documents as are necessary to make appropriate tax filings with respect to such Fiscal Year, as requested in writing by the Non-Managing Member or former Non-Managing Member acting reasonably.

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(d)          If requested by a Member (or a former member with respect to the period during which such former member was a Member) in writing, the Managing Member shall use commercially reasonable efforts to provide such Person with such information as such Person may reasonably require for the purpose of discharging its taxation obligations or the taxation obligations of its Affiliates (in any country or jurisdiction) arising out of its investment (or former investment) in the Company. Further, the Managing Member shall use commercially reasonable efforts to obtain the requested information and to provide such information to such Person on a timely basis. The costs incurred by the Company in obtaining and providing such information shall be borne by the Company unless the information is not readily available to the Company from its own records or such Person (in its absolute discretion) agrees otherwise. In the event the costs of obtaining and providing such information are to be borne by the Person requesting the same, the Managing Member shall provide to such Person with a written estimate of the costs to be incurred by the Company to obtain the requested information before commencing to obtain such information.

(e)          The Managing Member will notify the Non-Managing Members:

(i)          Of any proposed vote in respect of the Securities, no less than five (5) Business Days (or a correspondingly shorter time in the event the Company receives less than five (5) Business Days of such vote) prior to the date of the proposed vote (including in such notice how the Managing Member intends to vote); and

(ii)         Of the net settlement of the GGP Warrants, no less than 120 calendar days prior to the date of the net settlement of the GGP Warrants.

8.2          Tax Election.

(a)          Elections by Company. The Managing Member may, but shall not be obligated to make, in its discretion, any tax election provided under the Code (and the Treasury Regulations promulgated thereunder), or any provision of state, local or foreign tax law, and the Managing Member shall, to the fullest extent permitted by law, be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Members resulting from its making or failing to make any such election; provided, however, the Managing Member shall consult with the Members regarding any material tax election under the Code or any provision of state, local or foreign tax law. All decisions and other matters concerning the computation and allocation of items of income, expense, gain, loss, credit and deduction among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement shall be determined by the Managing Member in its discretion (acting reasonably). Any determination made pursuant to this Section 8.2 by the Managing Member shall be conclusive and binding on all Members.

(b)          Elections by Members. If any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Managing Member may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.

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8.3          Returns.

(a)          The Managing Member shall prepare or cause to be prepared all United States federal, state and local tax and information returns of the Company (the “Returns”) for each year for which such Returns are required to be filed.

(b)          The Managing Member shall prepare or cause to be prepared all Exchange Act reports of the Company (including, without limitation, Schedule 13D and Forms 3, 4 and 5) (the “Reports”) at such times and for such periods for which such Reports are required to be filed and provide copies of those Reports to each Non-Managing Member within two (2) Business Days after filing, provided, however, that each Non-Managing Member shall cooperate and provide any and all documentation or information necessary in connection with such Reports to the Managing Member promptly (taking into account the filing period requirements) upon the request of the Managing Member.

8.4          Withholding Tax Payments and Obligations. If withholding taxes are paid or required to be paid in respect of payments made to or by the Company, such payments or obligations shall be treated as follows:

(a)          Payments to the Company. If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement, each Member shall be treated as having received a distribution pursuant to Section 6.1 hereof equal to the portion of the withholding tax allocable to such Member, as determined by the Managing Member in its reasonable discretion.

(b)          Payments by the Company and Others. The Company is authorized to withhold from any payment made to, or any distributive share of, a Member any taxes that are, in the Managing Member’s reasonable determination, required by law to be withheld. If, and to the extent, the Company is required to make any such tax payments with respect to any distributive share of income or gain of a Member, the Managing Member shall, except in the case of any such tax payments which are required by applicable law to be made sooner, give written notice to the Member and give such Member five (5) Business Days to elect that either (i) such Member’s proportionate share of such distribution shall be reduced by the amount of such tax payments (which tax payments shall be treated as a distribution to such Member pursuant to Section 6.1 hereof), or (ii) such Member shall pay to the Company prior to such distribution an amount of cash equal to such tax payments (which payment of cash shall not be deemed a Capital Contribution for purposes hereof) and the Member shall receive such distribution without reduction so long as the Company has received the full amount of such cash payment prior to such distribution. In the event a portion of a distribution in kind is retained by the Company pursuant to clause (i) above, such retained in kind amounts may, in the discretion of the Managing Member, either (A) be distributed to the other Members, or (B) the Managing Member as agent on behalf of such Member may sell such retained in kind amounts for the account of such Member, with the Managing Member retaining the amounts necessary to satisfy such tax payments and remitting any excess amount to such Member.

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(c)          Overwithholding. None of the Company or the Managing Member shall be liable for any excess taxes withheld and remitted in respect of any Non-Managing Member’s Interest, and, in the event of overwithholding, a Non-Managing Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(d)          Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 8.4(a) or 8.4(b) hereof shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Prime Rate in effect from time to time plus two percent (2%), compounded annually, such interest to accrue from and after the date the Managing Member is deemed to have given notice to the Member hereunder. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one (1) or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan. The Member may at any time voluntarily repay any outstanding amounts in respect of a demand loan in whole or part.

(e)          Tax Indemnity. If the Company, the Managing Member, or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Managing Member in its discretion, consultants or agents (each a “Tax Indemnified Party”, each of which is a third-party beneficiary of this Agreement solely for purposes of this Section 8.4(e)), becomes liable as a result of a failure to withhold and remit taxes in respect of any Member (other than a failure to remit amounts withheld or that have been paid to the Company by the Member in cash pursuant to Section 8.4(b) hereof), then, in addition to, and without limiting, any indemnities for which such Member may be liable under Article 9 hereof, such Member shall, to the fullest extent permitted by law, indemnify and hold harmless each Tax Indemnified Party, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability incurred by such Tax Indemnified Party, except any such amount arising as a result of any act or omission with respect to which an arbitration panel, in accordance with Section 12.13 hereof, has issued a final decision, judgment or order that such Tax Indemnified Party was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law. The provisions contained in this Section 8.4(e) shall survive the termination of the Company, the termination of this Agreement and the Transfer of any Interest.

(f)          Refunds of Withholding Taxes. In the event that the Company receives a refund of taxes previously withheld by a third party from one (1) or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Managing Member to offset the prior operation of this Section 8.4 in respect of such withheld taxes.

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8.5          Tax Matters Partner; Partnership Status; Certain Tax Elections. The Managing Member is designated as the “Tax Matters Partner” for all purposes pursuant to Sections 6221 – 6231 of the Code (and the Treasury Regulations promulgated thereunder). The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit of the Company and all expenses and fees reasonably and properly incurred by the Tax Matters Partner on behalf of the Company as Tax Matters Partner shall be reimbursed by the Company. The Company shall not file an election under Section 7701 of the Code (or any similar provision of state law) to be classified as a corporation. No election shall be made by the Company to be excluded from the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provision of any state tax law. The Managing Member may, in its sole discretion, make a Section 754 of the Code election or an election to have the Company treated as an “electing investment partnership” for purposes of Section 743 of the Code.

8.6          Advice. A Member may, by written notice to the Managing Member, request that the Managing Member provide a copy of any written taxation advice the Managing Member has obtained from external taxation and other advisers, and the Managing Member shall provide such copy to the Member (with a copy being provided to all other Members within a reasonable period of time). Notwithstanding the foregoing, (a) a Member shall not be entitled to a copy of any written taxation advice unless such Member shall have executed and delivered to the taxation or other advisor that provided such written tax advice, such waiver of reliance and release from liability in respect of such advice as may be requested by such taxation or other advisor, in form and substance reasonably satisfactory to such tax advisor (provided, that no Member shall be required to sign any such waiver or release if the effect thereof would be to prevent the Persons entitled to rely on such advice from being able to exercise all rights available to such Persons in respect of such advice), and (b) the Managing Member may impose such reasonable restrictions and conditions in respect of such written tax advice as the Managing Member determines are necessary or appropriate to preserve any privilege which exists with respect to such advice.

Article 9
EXCULPATION AND INDEMNIFICATION

9.1          Exculpation. To the fullest extent permitted by applicable law, no Indemnified Party shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in good faith reliance upon and in accordance with the provisions of this Agreement or in reasonable reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to, in the case of any Indemnified Party, any act or omission with respect to which an arbitration panel, in accordance with Section 12.13 hereof, has issued a final decision, judgment or order that such Indemnified Party was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Company. The provisions of this Agreement, to the extent that they expressly eliminate or restrict the duties (including fiduciary duties) and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Party.

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9.2          Indemnification.

(a)          To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless the Managing Member, any Affiliate thereof, any officer of the Company and their respective Constituent Members, representatives, employees, managers, consultants or agents (each, an “Indemnified Party”, each of which shall be a third-party beneficiary of this Agreement solely for purposes of this Section 9.2), from and against any loss or damage incurred by them or by the Company for any act or omission taken or suffered by each Indemnified Party (including, without limitation, any act or omission performed or omitted by any of them in reasonable reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Company Business (including, without limitation, acting as a director, officer, manager or member of GGP), and to pay all judgments and claims against such Indemnified Party including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims (to the extent permitted by Section 9.2(e) below) or loss or damage, except that no amount shall be paid under this Section 9.2 in the case of any Indemnified Party any act or omission with respect to which an arbitration panel, in accordance with Section 12.13 hereof, has issued a final decision, judgment or order that such Indemnified Party was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Company and (A) no Indemnified Party shall be entitled to indemnification in its capacity or in respect of its obligations as a Non-Managing Member, (B) neither the Managing Member, any of its Affiliates nor their respective Constituent Members, employees, managers, consultants or agents shall be entitled to indemnification by the Company in respect of any Internal Dispute and (C) no Person shall be entitled to indemnification for costs or expenses incurred by such Person in a litigation in which such Person is a plaintiff and is not acting on behalf of the Company, the Managing Member, GGP or any of their respective Affiliates, other than with respect to costs or expenses incurred by such Person to establish and/or enforce such Person’s right to indemnification or exculpation as an Indemnified Party pursuant to this Agreement. The provisions set forth in this Section 9.2 shall survive the termination of the Company and this Agreement.

(b)          The Managing Member shall, at the Company’s expense, maintain directors and officers insurance for the benefit of the officers of the Company on terms customary with industry practice and the Managing Member shall promptly provide the Members with written notice if there is a material adverse change in the type of, or a reduction in the level of coverage under, the directors and officers insurance or any other insurance policy disclosed by the Managing Member to a Member prior to the Initial Closing Date. Prior to any Indemnified Party seeking indemnification from the Company pursuant to Section 9.2(a) hereof, such Indemnified Party shall seek payment, to the extent available, under the directors and officers insurance policy of the Company.

(c)          The Managing Member shall have the right and authority to require to be included in any and all Company contracts that it and the Non-Managing Members shall not be personally liable thereon and that the Person contracting with the Company shall look solely to the Company and its assets for satisfaction.

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(d)          Except as otherwise provided herein, the satisfaction of any indemnification obligation pursuant to Section 9.2(a) hereof shall be from and limited to Company assets. No Member shall have any obligation to make Capital Contributions to fund its share of any indemnification obligations hereunder; provided, however, that each Member shall be obligated to return amounts distributed to it in order to fund any deficiency in the Company’s indemnity obligations hereunder to the extent provided in Section 3.2 hereof.

(e)          An Indemnified Party shall not be entitled to receive any payments under Section 9.2(a) hereof for amounts in connection with the settlement of any claim involving potential losses in excess of $400,000 (determined in the aggregate) without such settlement having been approved by a Majority Vote of the Members.

(f)          Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final decision, judgment or order that such Indemnified Party is not entitled to be indemnified hereunder; provided, that the Company shall not advance such expenses if the Managing Member believes (acting reasonably) that such Indemnified Party is not entitled to be indemnified hereunder or there is a reasonable possibility that such Indemnified Party is not entitled and that the Indemnified Party may be unable to repay such amount; provided, further, that if the Indemnified Party seeking the advance of such expenses is the Managing Member or an Affiliate of the Managing Member, such determination shall be made by the Members (excluding any Person or account the Interest of which is managed by Brookfield on a discretionary basis). No advances shall be made by the Company under this Section 9.2(f) without the prior written approval of the Managing Member.

(g)          Any repeal or modification of this Article 9 shall not adversely affect any rights of any Indemnified Party pursuant to this Article 9, including the right to indemnification and to the advancement of expenses of a Indemnified Party existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(h)          Each Member hereby acknowledges that all indemnified parties under Article 9 of the BRH Predecessor Agreement shall be entitled to be indemnified by the Company, as successor-in-interest to BRH II Predecessor by virtue of the BRH Merger, for any and all acts to the extent to which such parties would have been entitled to be indemnified under the BRH Predecessor Agreement.

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Article 10
LIQUIDITY EVENTS; TRANSFERS BY NON-MANAGING MEMBERS;
WITHDRAWAL OF AND TRANSFER BY MANAGING MEMBER

10.1        Withdrawals Generally; Liquidity Events. Except as expressly in provided in this Section 10.1, no Non-Managing Member shall have any right (a) to withdraw as a Member from the Company, (b) to withdraw from the Company all or any part of the Securities held in one or more Classes for such Member’s benefit, (c) to receive property other than Securities or cash or (d) to receive any distribution in-kind from the Company. Any Non-Managing Member (the “Withdrawing Member”) shall have the right to request a full or partial redemption of such Member’s interest in a particular Class through an in-kind distribution of the Securities then held by the Company for the benefit of such Member pursuant to the following procedures:

(a)          In the case of all Securities other than GGP Securities, at any time upon reasonable advance notice to the Managing Member;

(b)

(i)          With respect to GGP Securities, the Withdrawing Member may give notice (the “Redemption Notice”) to the Company of the underlying Securities that such Withdrawing Member is requesting to be redeemed (the “Subject Interest”);

(ii)         at any time during the thirty (30) day period following the date of deemed receipt of a Redemption Notice (the “Notice Period”), the Managing Member or its designee (each, an “Acquiring Member”) may elect by notice to the Company and the Withdrawing Member (an “Acquisition Notice”) to acquire all or any portion of the Subject Interest at a price equal to (i) the Fair Market Value of the underlying Securities representing the portion of the Subject Interest being acquired (determined, in the case of GGP Shares, using the Ten-Day Average VWAP and with respect to the GGP Warrants, using the Black Scholes value based on the Ten-Day Average VWAP of the GGP Shares), less (ii) a reasonable estimate of the proportionate share of all of the Company’s liabilities attributable to such portion of the Subject Interest determined by the Managing Member in its reasonable discretion, in each case, as of the date prior to the date of the Acquisition Notice;

(iii)        within two (2) days of receipt of the Acquisition Notice, the Withdrawing Member may, in its sole discretion, elect to withdraw the Redemption Notice and to reject the sale of any portion of the Subject Interest to any Acquiring Member and, if the Redemption Notice is so withdrawn and any sale is so rejected, the Withdrawing Member shall give prompt written notice thereof to the Acquiring Member;

(iv)        if an Acquisition Notice is not provided within the Notice Period, the Subject Interest shall be redeemed in exchange for the underlying Securities set forth in the Redemption Notice (less an adjustment, if applicable, to reflect an estimate of the proportionate share of all of the Company’s liabilities attributable to such portion of the Subject Interest determined by the Managing Member in its reasonable discretion);

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(v)         if the Acquiring Member provides a timely Acquisition Notice and the Withdrawing Member does not withdraw its Redemption Notice, then the closing of any acquisition by the Acquiring Members shall take place within twenty (20) days of the date of deemed receipt of the Acquisition Notice and the Acquiring Member will bear any costs of the Company;

(vi)        if the Withdrawing Member elects to withdraw its Redemption Notice in accordance with Section 10.1(b)(iii) hereof, then the Withdrawing Member may only redeem its interest by providing a new Redemption Notice in accordance with the procedures set forth in this Section 10.1, provided that, in the event that there has been a decline of ten percent (10%) or more in the closing price of the GGP Shares during the Notice Period, then the Notice Period for any subsequent Redemption Notice relating to the Subject Interest will be reduced to ten (10) days;

(vii)       if the amount of the Subject Interests being purchased pursuant to the Acquisition Notice is less than the entire Subject Interest, then the Withdrawing Member shall receive an in-kind distribution with respect to the remainder of the Securities representing the Subject Interest; and

(viii)      notwithstanding anything to the contrary herein, Dispositions made pursuant to this Section 10.1 shall be structured solely in a manner as to prevent any liability under Section 16(b) of the Exchange Act with respect to any Member or the Company.

(c)          At any time upon not less than ninety (90) calendar days’ notice, the Managing Member may in its sole discretion distribute in-kind any or all Securities to one or more Members or their designees holding interests in the Class through which such Securities are held.

10.2        Withdrawal of and Transfer by the Managing Member. The Managing Member may not voluntarily withdraw from the Company or Transfer its Interest as managing member of the Company prior to March 31, 2020, unless such withdrawal or Transfer has been approved by a Majority Vote of Members (not including the Managing Member or its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis); provided, however, that the Managing Member may, at its expense, without the consent of any Non-Managing Member, (i) be reconstituted as or converted into a corporation or other form of entity (any such reconstituted or converted entity being deemed to be the Managing Member for all purposes hereof) by merger, consolidation, amalgamation, plan of arrangement or otherwise, so long as such transaction does not result in a Change of Control, or (ii) the Managing Member may Transfer its Interest as managing member of the Company to one (1) or more wholly-owned Subsidiaries of BAM so long as such other entity shall have assumed in writing the obligations of the Managing Member with respect to such Transferred Interest under this Agreement, the Subscription Agreements and any other related agreements of the Managing Member. In the event of a Transfer contemplated by this Section 10.2, its Transferee shall be substituted in its place and admitted to the Company as managing member of the Company upon its execution of a counterpart of this Agreement, and immediately thereafter, the former managing member shall cease to be a managing member of the Company, and such substituted managing member is hereby authorized to, and shall, continue the business of the Company without dissolution as the Managing Member.

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10.3        Restrictions on Transfers of Interests by Non-Managing Members.

(a)          Transfers Generally.

(i)          General. Except in accordance with Sections 10.1 and 10.3(a)(ii) and subject to compliance with the requirements set forth in Section 10.3(b) (as applicable), no Non-Managing Member may Transfer, and each Non-Managing Member shall ensure that no Transfer by any other Person occurs in respect of, all or any portion of its Interest (including by way of Transfer of an interest in or in an interest held by such Member), in each case, without the prior written consent of the Managing Member, which consent shall not be unreasonably withheld.

(ii)         Affiliate Transfers. Notwithstanding Section 10.3(a)(i) (but in any event subject to Sections 10.4 and 10.5), any Non-Managing Member may Transfer all or any portion of its Interest (including by way of Transfer of an interest in or in an interest held by such Member) to an Affiliate of such Non-Managing Member without the prior written consent of the Managing Member.

(iii)        Consequences of Prohibited Transfers. Any purported Transfer of or in respect of all or any part of the Interest of any Non-Managing Member (whether by way of a Transfer by any Non-Managing Member of its Interest or by way of a Transfer by any other Person in respect of such Interest or of an interest in such Non-Managing Member) not made in accordance with the provisions of this Section 10.3(a) or without satisfaction of the other requirements of Sections 10.3, 10.4 or 10.5 hereof shall, to the fullest extent permitted by law, be null and void and of no force or effect and the Managing Member shall, to the fullest extent permitted by law, be entitled to cause the Transfer or re-Transfer thereof to another Person for an amount equal to the relevant portion of the Capital Account associated with such Non-Managing Member’s Interest at the time of Transfer or re-Transfer (or, in the case of a purported Transfer by any other Person in respect of all or any portion of such Non-Managing Member’s Interest including by way of Transfer of an interest in or in an interest held by a Member, the Transfer of all or any portion of such Non-Managing Member’s Interest for an amount equal to the relevant portion of the Capital Account associated with such Non-Managing Member’s Interest at the time of such Transfer). Further, in the event of any Transfer of or in respect of all or any part of the Interest of any Non-Managing Member (whether by way of a Transfer by any Non-Managing Member of its Interest or by way of a Transfer by any other Person in respect such Interest) without satisfaction of the requirements of Section 10.3(b), such Non-Managing Member shall be deemed to be a “Defaulting Member” for the purposes of Section 3.3(b) hereof and for the purposes of such Member’s voting rights under this Agreement.

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(b)          Right of First Offer. Notwithstanding anything to the contrary contained herein, at any time, a Member may Transfer all or any portion of its Interest, subject to compliance by such Member with the requirements of this Section 10.3(b); provided, that such Member shall not be required to comply with the requirements of the next following sentence, including clauses (i) through (v) thereof, in connection with a Transfer to an Affiliate of such Member. Such Member (the “Selling Member”) must first offer such Interest (the “Offered Interest”) to the Managing Member or its designated Affiliate (each, an “Offeree Member”) pursuant to the following procedures:

(i)          the Selling Member shall provide notice (the “Offer Notice”) to the Company, the Managing Member and the Offeree Members of its offer to sell, assign or transfer the Offered Interest and the price (the “Offer Price”) and terms under which it is prepared to do so (the “Offer Terms”);

(ii)         each Offeree Member shall have thirty (30) days from the date of deemed receipt of the Offer Notice (such period, the “Acceptance Notice Period”) to elect to purchase all or any portion of the Offered Interest at the Offer Price and under the Offer Terms by providing notice to the Company, the Managing Member and the Selling Member (the “Acceptance Notice”);

(iii)        the purchase by any Offeree Member of the Offered Interest or any portion thereof shall take place within five (5) Business Days of the date of deemed receipt of the Acceptance Notice;

(iv)        if the aggregate amount of Interests under the Acceptance Notices is less than the Offered Interest during the Acceptance Notice Period, the Selling Member may, in its discretion, for a period of one hundred and eighty (180) days following the end of the Acceptance Notice Period, sell, assign or transfer all or any portion of the Offered Interest (including such portion as the Offeree Members may have elected to purchase pursuant to Section 10.3(b)(ii) hereof) to a third party at a price that equals or exceeds the Initial Offer Price and otherwise on substantially no more favorable terms to such third party than the initial Offer Terms; and

(v)         for the avoidance of doubt, this Section 10.3(b) shall not be applicable to a sale, assignment or transfer of Interests by a Member in accordance with Section 10.3(a)(ii).

10.4        Additional Requirements and Conditions.

(a)          In addition to the requirements and conditions set forth in Section 10.3 hereof, any Transfer, in whole or in part, of a Non-Managing Member’s Interest must be documented in writing and such documentation must (i) be in a form acceptable to the Managing Member (determined in the reasonable discretion of the Managing Member), (ii) have terms that are not in contravention of any of the provisions of this Agreement or of applicable law and (iii) be duly executed by the Transferor and Transferee of such Interest. For greater certainty, the documentation referred to in the immediately preceding sentence may, in the discretion of the Managing Member, include a subscription agreement in the form of the Subscription Agreement. Each Transferor agrees that it shall pay all reasonable expenses, including legal fees, incurred by the Company or the Managing Member in connection with a Transfer of its Interest, except to the extent that the Transferee thereof agrees to bear such expenses, and except to the extent that such expenses are incurred in relation to the purchase by any Offeree Member of an Offered Interest or any portion thereof in accordance with Section 10.3(b)(iii)).

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(b)          Notwithstanding anything to the contrary contained herein, the Company and the Managing Member shall be entitled to treat the Transferor of a Non-Managing Member’s Interest as the absolute owner thereof in all respects, and the Company shall incur no liability for allocations of income, losses, other items or distributions, or transmittal of reports and notices required to be given to Non-Managing Members hereunder which are made in good faith to such Transferor until (i) such time as the written instrument of the Transfer has been physically received by the Company; (ii) compliance with Sections 10.3, 10.4, 10.5 and 10.6 hereof has taken place; (iii) the documentation in the form required by Section 10.4(a) hereof has been recorded on the Company books (which the Managing Member must do as soon as practicable) and (iv) the effective date of such Transfer has passed. The effective date of the Transfer of an Interest shall be the first day of the month following the day on which the last of clauses (i) through (iv) of this Section 10.4(b) occurs or at such earlier time as the Managing Member determines in its discretion, being a time no earlier than the time at which the last of clauses (i) through (iv) of this Section 10.4(b) occurs.

(c)          Notwithstanding anything to the contrary contained herein, no Transfer of any Non-Managing Member’s Interest may be made unless the Managing Member, (i) if so requested of the Transferor by the Managing Member, shall have received from the Transferor an opinion of counsel reasonably satisfactory to the Managing Member (or waived such requirement) that such Transfer would not reasonably be expected to (A) result in a violation of, or require the Company or the Managing Member to register as an investment company, investment advisor or similar registration requirement under, any United States federal or state securities laws or cause the assets of the Company to be or to be deemed to be “plan assets” within the meaning of ERISA or the Code, (B) result in a termination of the Company’s status as a partnership for tax purposes, (C) result in a violation of any law, rule or regulation by the Transferor, the Transferee, the Company or the Managing Member, (D) result in (I) the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code (and the Treasury Regulations promulgated thereunder), or (II) a termination of the Company pursuant to Section 708 of the Code (and the Treasury Regulations promulgated thereunder) (provided, however, that the Managing Member may waive the restrictions in subclause (II) in its discretion), (ii) shall have determined that the effect of such Transfer would not likely result in a material adverse effect on the Company or any of its Affiliates, or any portion of the Securities (including, without limitation, that the Company would, as a result of such Transfer, be required to register as an “investment company” under the Investment Company Act or that the Company or any Member would, as a result of such Transfer, be subject to any liability under Section 16(b) of the Exchange Act), and (iii) received a guaranty in favor of the Company, in form and substance reasonably satisfactory to the Managing Member, of the obligations of such Transferee under this Agreement or evidence satisfactory to the Managing Member that such Transferee is of good standing. The Managing Member agrees to promptly provide any Non-Managing Member seeking to Transfer its Interest in accordance with this Section 10.4 with such information as such Non-Managing Member may reasonably request to enable it to satisfy the requirements of this Section 10.4(c). In addition, no Transfer of any Non-Managing Member’s Interest shall be made to a Prohibited Person or any Person that is not an institutional investor.

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(d)          Notwithstanding the foregoing, (i) the requirements and conditions set forth in Section 10.4(c)(ii) shall apply to any Transfer, in whole or in part, of the Managing Member’s or the Class B Member’s Interest pursuant to Section 10.2, and (ii) no Transfer of the Managing Member’s or the Class B Member’s Interest shall be made to a Prohibited Person.

10.5         Substituted Non-Managing Member.

(a)          Notwithstanding anything to the contrary contained herein, no Transferee of a Non-Managing Member shall have the right to become a substituted Non-Managing Member unless (i) the Managing Member shall have consented thereto, which consent may be granted or withheld in the discretion of the Managing Member, (ii) the Transferee shall have executed such documentation as the Managing Member may reasonably require to signify such Transferee’s agreement to be bound by all provisions of this Agreement and all other documents reasonably required by the Managing Member to effect the admission of the Transferee as a Non-Managing Member and (iii) the Transferee or Transferor shall have paid to the Company the estimated costs and expenses (including legal fees and filing costs and other out-of-pocket expenses incurred by the Company) incurred in effecting the Transfer and substitution. For the avoidance of doubt, any payment made pursuant to clause (iii) in the immediately preceding sentence shall not be considered a Capital Contribution. Such substituted Non-Managing Member shall reimburse the Company for any excess of the actual costs and expenses so incurred over the amount of such estimate. A Transferee shall be deemed admitted as a substituted Non-Managing Member with respect to the Interest Transferred upon its execution and delivery of a counterpart of this Agreement (but not earlier than the effective date of the Transfer). By execution of this Agreement or a counterpart hereof, or by authorizing such execution on its behalf, each Non-Managing Member consents and agrees that any Transferee may be admitted as a substituted Non-Managing Member and this Agreement may be amended accordingly by the Managing Member through the exercise of the power of attorney granted under Section 12.5 hereof, without the necessity of any further action by, or consent of, the Non-Managing Members.

(b)          Upon the admission of a Transferee as a substituted Non-Managing Member, Schedule A shall be amended accordingly to reflect the name and address of such Transferee, Class of Interests held by such Transferee, and Sharing Percentage of such Transferee, in each case as a substituted Non-Managing Member.

(c)          A Transferee of a Non-Managing Member’s Interest who is not admitted as a substituted Non-Managing Member pursuant to Section 10.5(a) hereof shall be entitled only to allocations and distributions with respect to the Interest of such Non-Managing Member in accordance with this Agreement, and shall have no right to vote on any Company matters or, to the fullest extent permitted by law, to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company and shall, to the fullest extent permitted by law, have none of the rights of a Member under the Act or this Agreement.

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10.6        Incapacity of a Non-Managing Member.

(a)          Notwithstanding any other provision of this Agreement, the death, Bankruptcy, dissolution or incompetence of a Non-Managing Member shall not, in and of itself, cause a dissolution of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution. If any such event shall occur with respect to a Non-Managing Member, the trustee, successors or assigns of such Non-Managing Member shall succeed only to the economic interest of such Non-Managing Member herein, but no such trustee, successor or assignee shall become a substituted Non-Managing Member unless and until the requirements of Sections 10.3, 10.4, 10.5 and 10.6 hereof with respect thereto have been satisfied.

(b)          Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company, and, upon the occurrence of such an event, the Company shall continue without dissolution, except to the extent provided in Section 4.5 hereof.

10.7        Managing Member Removal. Upon the removal of the Managing Member as the managing member of the Company in accordance with Section 4.5 hereof, the Company will be wound up and the assets of the Company liquidated in accordance with Section 11.3 hereof.

Article 11
DISSOLUTION AND WINDING
UP OF THE COMPANY

11.1        Events of Dissolution. The Company shall dissolve upon the happening of any of the following events:

(a)          the decision of the Managing Member to dissolve the Company;

(b)          the occurrence of any event that results in the Managing Member ceasing to be a managing member of the Company pursuant to Section 4.5 hereof or under the Act (other than in connection with a Transfer of its entire Interest in accordance with this Agreement or if it has only been temporarily replaced); provided, however, that the Company shall not be dissolved and required to be wound up in connection with any such event if the Company is continued without dissolution in a manner permitted by this Agreement;

(c)          a judicial decree of dissolution has been obtained; or

(d)          at any time there are no Non-Managing Members, unless the business of the Company is continued without dissolution in accordance with the Act.

11.2        Winding Up. Upon a dissolution of the Company, the Company shall not terminate, but shall cease to engage in further business, except to the extent necessary to perform existing contracts and preserve the value of its assets, and subject to Section 4.5 the Managing Member, or if there is no managing member of the Company, a liquidating trustee selected by the Members, shall act as liquidator to wind up the Company’s affairs and liquidate its assets (including, if applicable, by means of the distribution in kind of any assets of the Company, in accordance with Section 11.3(c) hereof). During the course of the winding up and liquidation of the Company, subject to the Act, all of the provisions of this Agreement shall continue to bind the parties and apply to the activities of the Company (including, without limitation, the distribution provisions of Article 6 hereof), except as specifically provided herein to the contrary. As promptly as possible following dissolution of the Company, the Managing Member (or other liquidating trustee if applicable) shall cause to be prepared a statement setting forth the assets and liabilities of the Company and its Subsidiaries as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

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11.3        Liquidation.

(a)          As soon as practicable following the effective date of dissolution, the proceeds from liquidation shall be applied and distributed as follows:

(i)          First, to the satisfaction (whether by payment or the reasonable provision for payment) of the obligations of the Company to creditors in the order of priority established by the instruments creating or governing such obligations and to the extent otherwise permitted by law, including to establish of any reserves which the Managing Member or other liquidating trustee as may be selected considers necessary for any anticipated contingent, conditional or unmatured liabilities or obligations of the Company and to satisfy all applicable formalities in such circumstances as may be prescribed by applicable law. All such reserves shall be paid over to a national bank selected by the Managing Member (or other liquidating trustee if applicable) and authorized to conduct business as an escrowee to be held by such bank as escrowee for the purpose of disbursing such reserves in payment in respect of any of the aforementioned liabilities or obligations. At the expiration of such period as the Managing Member (or other liquidating trustee, if applicable) shall deem advisable in accordance with the Act, any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in subsection (ii) below; and

(ii)         Second, to the Members in accordance with Article 6 hereof.

(b)          Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and shall have no recourse therefor, upon dissolution or otherwise, against the Managing Member or a Non-Managing Member. Subject to Section 11.3(c) hereof, no Member shall have any right to demand or receive property other than cash upon dissolution of the Company.

(c)          If upon the winding up and liquidation of the Company there shall be any assets of the Company to be distributed in kind, then the Managing Member shall provide written notice to each Member of such distribution which notice shall set forth the date on which the Managing Member has determined to cause such distribution to be made and shall offer to each Member the right to elect not to receive such in kind distribution.

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11.4        Termination of Company. Upon the application and distribution of the proceeds of liquidation and the assets of the Company as provided in Section 11.3 hereof, the Company shall file its certificate of cancellation of the Certificate in accordance with the Act, whereupon the Company shall terminate. Upon cancellation of the Certificate in accordance with the Act, this Agreement shall terminate (other than the rights and obligations under Sections 3.2(b), 3.2(c), 8.1, 8.4(e), 9.2, 12.1, 12.3, 12.10 and 12.12 to 12.22).

11.5        Other Dissolution and Termination Provisions. Subject to Section 11.1 hereof, none of the following shall, in and of themselves, automatically affect the existence of, dissolve or terminate the Company:

(a)          the substitution, death, incompetency, (voluntary or involuntary) dissolution, winding up, liquidation, insolvency, Bankruptcy or other disability or the withdrawal of a Non-Managing Member;

(b)          the amalgamation, reorganization, recapitalization, consolidation, merger, sale of all or substantially all of the securities or assets of, or other change in the ownership or nature of the Managing Member;

(c)          the substitution, death, incompetency, (voluntary or involuntary) dissolution, winding up, liquidation, insolvency, Bankruptcy or other disability or the withdrawal of the Managing Member or of any direct or indirect shareholder in the Managing Member;

(d)          the admission of any additional shareholder in the Managing Member;

(e)          the admission of any additional Member to the Company or the transfer of any Interest; or

(f)          the pledge, mortgage, grant of a security interest in or other encumbrance of any Interest by a Member.

Article 12
GENERAL PROVISIONS

12.1        Notices.

(a)          All notices or other communications to be given hereunder to a Member shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission or telecopy addressed as follows or such other address as may be substituted by notice as herein provided:

(i)          If to the Company:

Brookfield Retail Holdings II Sub II LLC
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention: Joseph S. Freedman
Telephone: (416) 956-5182
Electronic Mail: jfreedman@brookfield.com

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(ii)         If to the Managing Member:

Brookfield Asset Management Private

Institutional Capital Adviser (Canada), L.P.
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention: Joseph S. Freedman
Telephone: (416) 956-5182
Electronic Mail: jfreedman@brookfield.com

(iii)        If to the Non-Managing Members, at the addresses set forth in their respective Subscription Agreement.

(b)          Any notice given hereunder shall be deemed to have been given upon the earliest of, in the case of notices to and from parties within the same country: (i) if delivered by hand during Business Hours, on the date of delivery and (ii) one (1) day after being sent by any recognized overnight delivery service, return receipt requested. In the case of notices to and from parties in one country to any other country, such notices shall be deemed to have been given upon the earlier of (A) receipt during Business Hours, and (B) five (5) days after being sent by any internationally recognized courier service, return receipt requested. In the case of notices sent by electronic mail transmission, telecopy or by posting to IntraLinks (or similar online service), such notices shall be deemed to have been given upon receipt during Business Hours; provided, however, that any notice sent by electronic mail transmission or by posting to IntraLinks (or similar online service) shall only be effective upon confirmation (by telephone, telecopy or electronic confirmation of receipt (other than a confirmation generated automatically) or access notification, as applicable) from the Member to whom such notice was sent.

12.2        Title to Company Property. Legal title to Company property shall at all times be held by and in the name of the Company or its nominee or custodian, other than securities held in “street name” by a broker or dealer for the benefit of the Company.

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12.3        Confidentiality.

(a)          Except with the consent of the Managing Member or as otherwise provided in this Agreement, no Non-Managing Member shall disclose to any Person any information related to the Managing Member, the Company, GGP, RSE or any of their respective Affiliates, in each case, that is not publicly available (or that is publicly available only as a result of a disclosure by such Non-Managing Member or any director, employee, officer, legal, financial or tax advisor or auditor of such Non-Managing Member or its Affiliates in violation of this Section 12.3); provided, however, that nothing contained herein shall prevent any Non-Managing Member from furnishing (i) any required information to any governmental regulatory agency or self-regulating body or in connection with any judicial, governmental or other regulatory proceeding or as otherwise required by law (provided, that any disclosure that is either (A) not to a governmental regulatory agency or (B) not on a confidential basis, shall require prior written notice thereof to the Managing Member to the extent allowed by law) or (ii) any information, so long as such disclosure is for a bona fide business purpose of such Non-Managing Member in respect of its Interest, to directors, officers, employees, legal, financial and tax advisors or auditors of such Non-Managing Member or its Affiliates who are informed of the confidential nature of the information and who agree to be bound by the provisions of this Section 12.3, and each Non-Managing Member agrees to be bound hereby. Without limitation of the foregoing, each Non-Managing Member acknowledges that notices and reports to such Non-Managing Member hereunder may contain material non-public information concerning, among other things, GGP and the Securities, and agrees not to use such information other than in connection with monitoring its investment in the Company and agrees, in that regard, not to trade in any Securities (other than its Interest as permitted hereunder), or any other interests in GGP or any other investment likely to effect the value thereof on the basis of any such information. The Managing Member agrees that it shall use information required to be kept confidential by this Section 12.3 only in connection with the performance of its duties under this Agreement.

(b)          Except as otherwise agreed by the Managing Member or as otherwise provided in this Agreement, in order to preserve the confidentiality of certain information disseminated by the Managing Member or the Company under this Agreement that a Non-Managing Member that is subject to FOIA or any Non-Managing Member that has one or more equity owners that are subject to FOIA (any such Non-Managing Member a “FOIA Member”) is entitled to receive pursuant to the provisions of this Agreement, including, without limitation, quarterly, annual and other reports (other than such information necessary to file such Non-Managing Member’s tax and information returns) and any information provided at meetings of the Non-Managing Members, the Managing Member may (i) provide to such FOIA Member access to such information only on the Company’s (or Managing Member’s) website in password protected, non-downloadable, non-printable format or (ii) require such FOIA Member to return any copies of information provided to it by the Managing Member or the Company (including any subsequent copies made by such Non-Managing Member).

(c)          Notwithstanding the provisions of Section 12.3(a) hereof, the Managing Member agrees that each Member that (i) is a private fund of funds (or other similar private collective investment vehicle) having reporting obligations to its investors and (ii) has, prior to the date on which such Member was admitted to the Company, notified the Managing Member in writing that it is electing the benefits of this Section 12.3(c) may, in order to satisfy such reporting obligations, provide the following information to its investors (but only to the extent that such investors are informed of the confidential nature of the information and either agree to be bound by the provisions of this Section 12.3 or are otherwise bound by substantially similar obligations of confidentiality): (A) the name and address of the Company; (B) the fact that such Member is a member of the Company; (C) the identity of the Managing Member; (D) the date the Member was admitted as a Member; (E) the aggregate amount of such Member’s Capital Contributions; (F) the aggregate amount of distributions received by such Member from the Company; (G) the reported value of such Member’s Interest (as set forth in the reports furnished by the Managing Member to such Non-Managing Member pursuant to Sections 8.1(b)(i) and 8.1(b)(ii) hereof); (H) a total of the amounts set forth in clauses (F) and (G) above; (I) such Member’s net internal rate of return with respect to the Company’s performance as a whole as prepared by such Member; (J) the name of GGP, RSE and BPY, a description of the business of GGP, RSE and BPY and information regarding the industry and geographic location of GGP, RSE and BPY and (K) and any other information that can be derived from the information referred to in clauses (A) through (J) above (with or without any other publicly available information). With respect to any disclosure referred to in clauses (A) through (K) above, each Non-Managing Member shall indicate that such disclosure was not prepared, reviewed or approved, by the Managing Member or the Company.

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(d)          Except as otherwise agreed by the Managing Member or as otherwise provided in this Agreement, each Non-Managing Member shall promptly notify the Managing Member if at any time such Non-Managing Member is or becomes subject to any public disclosure law, rule or regulation of any governmental or non-governmental entity that could require similar or broader public disclosure of confidential information provided to such Non-Managing Member (collectively such laws, rules or regulations, “FOIA”). To the extent that any such Non-Managing Member receives a request for public disclosure of any confidential Company information provided to it, such Non-Managing Member agrees that, to the fullest extent permitted by law: (i) it shall use its commercially reasonable efforts to (A) promptly notify the Managing Member of such disclosure request and promptly provide the Managing Member with a copy of such disclosure request or a detailed summary of the information being requested, (B) inform the Managing Member of the timing for responding to such disclosure request, and (C) consult with the Managing Member regarding the response to such disclosure request; (ii) it shall use commercially reasonable efforts to oppose and prevent the requested disclosure unless (A) such Non-Managing Member is advised by counsel that there exists no reasonable basis on which to oppose such disclosure or (B) such disclosure relates solely to the information contained in clauses (A) through (K) of Section 12.3(c) hereof (and does not include any information relating to GGP or the Securities (except as it relates to such Non-Managing Member’s Interest) and/or copies of this Agreement or related documents); and (iii) notwithstanding any other provision of this Agreement, the Managing Member may, in order to prevent any such potential disclosure that the Managing Member determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Non-Managing Member; provided, however, that the Managing Member shall not withhold any such information if such Non-Managing Member confirms in writing to the Managing Member, based upon advice of counsel, that compliance with the procedures in Section 12.3(b) hereof is legally sufficient to prevent such potential disclosure.

(e)          Each Member agrees not to, and shall ensure that each of their respective Affiliates does not, make any press release or other announcement or other marketing disclosure about any other Member’s investment in the Company (or any indirect investment in the Company by any other Person) without such other Member’s prior written approval; provided, however, that the Managing Member and its Affiliates may indicate that a Member has invested in the Company (or any other Person has invested indirectly); provided, further, that prior written notice has been given to the Member of any indication in a public forum (e.g., on a website)).

(f)          The obligations and undertakings of each Non-Managing Member under this Section 12.3 shall be continuing and shall survive termination of the Company and this Agreement. Any restriction or obligation imposed on a Non-Managing Member pursuant to this Section 12.3 may be waived by the Managing Member in its discretion. Any such waiver or modification by the Managing Member shall not constitute a breach of this Agreement or, to the fullest extent permitted by law, of any duty stated or implied in law or in equity to any Non-Managing Member, regardless of whether different agreements are reached with different Non-Managing Members.

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(g)          The parties hereto agree that irreparable damage would occur if the provisions of this Section 12.3 were breached. It is accordingly agreed that the parties hereto shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Section 12.3 as modified or waived and to enforce specifically the terms and provisions hereof as modified or waived in any court having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

12.4        Relations with Members. Unless named in this Agreement as a Member, or unless admitted to the Company as a substituted Non-Managing Member or a substituted or temporary replacement managing member of the Company, as provided in this Agreement, no Person shall be considered a Member. Subject to Article 10 hereof, the Company and Managing Member need deal only with Persons so named or admitted as Members.

12.5        Appointment of Managing Member as Attorney-in-Fact. Subject to the receipt of any required approval of the Members with respect to any matter as required this Agreement or applicable law, each Non-Managing Member (including any substituted Non-Managing Member) hereby irrevocably makes, constitutes and appoints the Managing Member and each of its duly authorized officers, managers, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorney-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:

(a)          any and all amendments and/or restatements to this Agreement that may be authorized, permitted or required by this Agreement or the Act, including, without limitation, amendments required to effect the admission of substituted Non-Managing Members pursuant to and as permitted by this Agreement or to revoke any admission of a Non-Managing Member which is prohibited by this Agreement;

(b)          any amendment to the Certificate and all certificates and other instruments necessary or appropriate to qualify or to continue the qualification of the Company as a limited liability company under the laws of the State of Delaware and in each other jurisdiction where the Company may conduct its activities or where such qualification is necessary or desirable to maintain limited liability of Non-Managing Members in that jurisdiction;

(c)          all instruments and certificates and any amendment to the Certificate necessary or appropriate to reflect any amendment, change or modification of this Agreement, subject to the terms and restrictions of this Agreement;

(d)          all conveyances and other instruments and documents necessary to reflect the dissolution and liquidation of the Company, subject to the terms and restrictions of this Agreement;

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(e)          all elections, determinations or designations under the Code (and the Treasury Regulations promulgated thereunder) or any other taxation or other legislation or laws of like import of the United States or of any states, provinces or jurisdictions in respect of the affairs of the Company, subject to the terms and restrictions of this Agreement;

(f)          any business certificate, certificate of limited liability company, amendment thereto, or other instrument or document of any kind necessary to accomplish the Company Business, subject to the terms and restrictions of this Agreement; and

(g)          all other instruments that may be required or permitted by law to be filed on behalf of the Company and that are not inconsistent with this Agreement.

Each Non-Managing Member authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Non-Managing Member might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each Non-Managing Member of the Managing Member and each of its duly authorized officers, managers, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys in fact is a power coupled with an interest, shall be irrevocable and shall survive and not be affected by the dissolution, Bankruptcy, incapacity, disability or death of any Non-Managing Member, in recognition of the fact that each of the Non-Managing Members under this Agreement shall be relying upon the power of the Managing Member and such officers, managers, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Company. The foregoing power of attorney shall survive the Transfer by any Non-Managing Member of the whole or any part of its Interest hereunder, except that if any assignee of such Non-Managing Member has been approved for admission to the Company as a substitute Non-Managing Member, the power of attorney granted hereby shall survive the delivery of the assignment for the sole purpose of (a) enabling the Managing Member to execute, acknowledge and file any instrument necessary to effect the substitution and (b) approving any actions that relate to the period of time prior to such substitution. With respect to each Non-Managing Member, the granting of this power of attorney shall not terminate any continuing power of attorney previously granted by such Non-Managing Member and shall not be terminated by such Non-Managing Member on the execution of a continuing power of attorney in the future, and such Non-Managing Member hereby agrees not to take any action in the future which results in the termination of this power of attorney. The power of attorney granted herein shall not: (x) entitle the Managing Member to vote on any matter or to consent to any written resolution of the Non-Managing Members on behalf of the Non-Managing Members; (y) be deemed to constitute a written consent of any Non-Managing Member for purposes of this Agreement; or (z) be exercised in contravention of this Agreement.

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12.6        Managing Member Discretion. To the fullest extent permitted by law, except where expressly provided otherwise in this Agreement, whenever in this Agreement the Managing Member is permitted or required to make a decision (a) in its “discretion,” or under a grant of similar authority or latitude, the Managing Member shall be entitled to act “in its sole and absolute discretion” and to consider only such interests and factors as it desires and, to the fullest extent permitted by law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members or any other Person, so long as such action does not constitute gross negligence or an engagement in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Company or (b) in its “good faith”, “reasonably” or under another express standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standard.

12.7        Other Instruments and Acts. The Members agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Company created by this Agreement.

12.8        Binding Agreement. This Agreement shall be binding upon the transferees, successors, permitted assigns, and legal representatives of the Members.

12.9        Payments by Members. Any amount payable by any Member to the Company shall be paid to the bank account of the Company designated by the Managing Member prior to the Initial Closing Date or such other bank account of the Company as the Managing Member may designate by written notice to such Member not less than five (5) Business Days prior to the earliest date on which such Member is required or entitled to make such payment to the Company.

12.10      No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto (and their respective transferees, successors and permitted assigns), and that no other Person, other than a Tax Indemnified Party pursuant to Section 8.4(e) hereof or an Indemnified Party pursuant to Section 9.2 hereof, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

12.11      Reliance on Authority of Person Signing Agreement. If a Member is not a natural Person, neither the Company nor any Member shall (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

12.12      Applicable Law; Waiver of Jury Trial. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH MEMBER WAIVES, AND COVENANTS THAT SUCH MEMBER WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY MEMBER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. THE COMPANY OR ANY MEMBER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.12 HEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE MEMBERS TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

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12.13      Arbitration. Any dispute, controversy or claim (“Dispute”) arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach hereof which cannot be resolved by good faith discussions between the relevant parties within ninety (90) days of the date on which the Dispute is deemed to arise in accordance with this Section 12.13 shall be referred by any such party to, and shall be finally settled by, arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”). A Dispute shall be deemed to have arisen when a relevant party (or parties) gives notice to the other to that effect, pursuant to Section 12.1 hereof. The place of arbitration shall be London, United Kingdom, and shall be conducted in the English language. The decision or award of three (3) arbitrators, appointed in accordance with the Rules and in accordance with the requirements following in this Section 12.13, shall be in writing and is final and binding on the relevant parties. Each of the three (3) arbitrators shall be an attorney with at least ten (10) years of practice (at least five (5) of which must be predominately in the areas of corporate law) and who has served as an arbitrator in at least five (5) International Chamber of Commerce arbitrations. The arbitration panel shall award the prevailing party (or parties) its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, proceedings for the recognition and enforcement of any arbitral award and the costs and attorney’s fees involved in the recognition and enforcement proceedings. The parties further agree that (i) attorney’s fees and costs associated with the successful recognition and enforcement of an arbitral award shall always be paid by the non-enforcing party (or parties) and (ii) notwithstanding anything in this Section 12.13 to the contrary and without inconsistency with this arbitration provision, the parties consent to the non-exclusive jurisdiction of any court identified in Section 12.14 hereof for the purpose of any proceeding for recognition and enforcement of both the arbitral award and the parties’ agreement as to costs of that proceeding in accordance with this Section 12.13. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and special damages be awarded. In the event of any conflict between the Rules and any provision of this Agreement, this Agreement shall govern. Notwithstanding anything in this Section 12.13 to the contrary, any party may, without inconsistency with this arbitration provision, apply to any court identified in Section 12.14 hereof to seek interim provisional or injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved or to enforce an arbitration decision or award.

Notwithstanding any provision of this Agreement to the contrary, this Section 12.13 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 12.13, including the Rules, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 12.13. In that case, this Section 12.13 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 12.13 shall be construed to omit such invalid or unenforceable provision, but for the avoidance of doubt, the parties have no desire to have the Delaware Arbitration Act apply to this Agreement.

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12.14      Submission to Jurisdiction and Service of Process.

(a)          Each of the parties hereby irrevocably consents and agrees that any action, suit or proceeding with respect to or relating in any way to the enforcement of the arbitration provisions contained in this Agreement, the enforcement of an arbitration decision or award, or any matter permitted by the terms of Section 12.13 hereof to be brought in a court in the first instance, may be brought in the United States District Court for the District of Delaware (or if jurisdiction is not available in such court, then in the state court of Delaware sitting in Wilmington) and each of the parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the non-exclusive jurisdiction of such court in personam, generally and unconditionally, with respect to any such action, suit or proceeding.

(b)          Each of the parties hereby irrevocably consents to the service of process in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to another party at the address specified in this Agreement for notices to such other party. In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable law.

(c)          To the fullest extent permitted by law, each of the Members hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the United States District Court for the District of Delaware (or if jurisdiction is not available in such court, then in the state court of Delaware sitting in Wilmington) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

12.15      Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

12.16      Amendments. This Agreement may not be amended (including by merger, consolidation or otherwise) and no provision hereof may be waived without the consent of a Majority Vote of Members; provided, however, that amendments and/or restatements made (a) to reflect Transfers of Interests of Non-Managing Members or permitted withdrawals of Non-Managing Members, (b) to change the name of the Company, to clarify any inaccuracy or ambiguity herein or to reconcile any inconsistent provision herein or (c) that have no material adverse effect on any Non-Managing Member or benefit all Non-Managing Members in substantially the same way, may be made by the Managing Member unilaterally without the consent of any other Member. Notwithstanding anything to the contrary contained in this Section 12.16 (other than clauses (a), (b) and (c) which shall be controlling), without the approval or written consent of each of the Members affected thereby, no amendment (including by merger, consolidation or otherwise) shall (A) materially and adversely affect a Member in a different manner than all of the other Members (including any change to the ownership structure of the Company that could have a material and adverse effect on a Member’s tax position, as notified in writing by such Member to the Company), (B) modify the limited liability of any Member, or (C) dilute the Sharing Percentage of any Member, except as a result of increases in defaults, withdrawals or Transfers, in each case in accordance with this Agreement. No amendment (including by merger, consolidation or otherwise) shall alter in a materially adverse manner any provision hereof that requires approval or consent of any specified percentage of Interests of Members without the approval or written consent of Members holding such specified percentage of Interests. The Managing Member shall give written notice to all Members promptly after any amendment has become effective, other than amendments solely for the purpose of the admission of substitute Non-Managing Members to the Company.

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12.17      Counterparts. This Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

12.18      Construction; Headings. Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the Members entering into this Agreement. As used herein, “including”, “includes” or “include” shall mean, in each case, “including without limitation.” Reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time. Unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends. Whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning, to the fullest extent permitted by law, and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

12.19      Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

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12.20      Side Letters. Notwithstanding anything to the contrary contained herein (including, without limitation, Section 12.16 hereof) or the provisions of any Subscription Agreement, it is hereby acknowledged and agreed that the Managing Member, on its own behalf or on behalf of the Company, and without the approval of any Non-Managing Member or any other Person, may enter into a side letter or similar agreement to or with a Non-Managing Member or Non-Managing Members which has the effect of establishing rights thereunder, or altering or supplementing the terms hereof (including, but not limited to, any Transfer to an Affiliate or similar Person) or any Subscription Agreement with respect to any such Non-Managing Member entering into a side letter or similar agreement. The parties hereto agree that any terms contained in a side letter or similar agreement to or with a Non-Managing Member shall govern with respect to such Non-Managing Member, and to the extent disclosed to a Person other than such Non-Managing Member prior to such Person’s admission to the Company as a Member, may affect rights or obligations of such Person, notwithstanding anything to the contrary contained herein (including, without limitation, Section 12.16 hereof) or the provisions of any Subscription Agreement, and each Non-Managing Member acknowledges and agrees that it shall have no rights and shall make no claims under this Agreement with respect to another Non-Managing Member that are inconsistent with the terms of any such side letter or similar agreement with such other Non-Managing Member. The admission of a Person as a Member is subject to and conditional upon the Managing Member having disclosed to such Person prior to such Person’s admission as a Member any terms contained in a side letter or similar agreement to or with a Non-Managing Member that, under this Section 12.20, affects rights or obligations of such Person if disclosed to such Person.

12.21      Entire Agreement. This Agreement, each Subscription Agreement and any side letters constitute the entire agreement among the Members with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter. The representations and warranties of the Non-Managing Members in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.

12.22      Anti-Money Laundering and Anti-Terrorist Laws. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member, in its own name and on behalf of the Company, shall be authorized without the consent of any Person, including any other Member, to take such action as it determines in its discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated in any Subscription Agreement.

12.23      Investment by Certain Employee Benefit Plans. Each Member that is, or is investing assets on behalf of, an “employee benefit plan,” as defined in and subject to ERISA, or a “plan,” as defined in and subject to Section 4975 of the Code (each such employee benefit plan and plan, a “Benefit Plan”), and each fiduciary thereof who has caused the Benefit Plan to become a Member (a “Benefit Plan Fiduciary”), represents and warrants that (a) the Benefit Plan Fiduciary has considered an investment in the Company for such Benefit Plan in light of the risks relating thereto; (b) the Benefit Plan Fiduciary has determined that, in view of such considerations, the investment in the Company for such Benefit Plan is consistent with the Benefit Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Company by the Benefit Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Benefit Plan or any trust agreement thereunder; (d) the Benefit Plan’s investment in the Company has been duly authorized and approved by all necessary parties; (e) none of the Managing Member, any broker-dealer that sells Interests, any of their respective affiliates or any of their respective agents or employees: (i) has investment discretion with respect to the investment of assets of the Benefit Plan used to purchase the Interest; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Benefit Plan used to purchase the Interest for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Benefit Plan and that such advice will be based on the particular investment needs of the Benefit Plan; or (iii) is an employer maintaining or contributing to the Benefit Plan; and (f) the Benefit Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Benefit Plan to invest in the Company, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Benefit Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the Managing Member, each broker-dealer that sells Interests and each of their respective affiliates, and (iii) is qualified to make such investment decision.

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12.24      Disclosures and Restrictions Regarding Employee Benefit Plans. Each Member that is a “benefit plan investor” (defined as any Benefit Plan, any other employee benefit plan or plan as defined in but not subject to either ERISA or Section 4975 of the Code and any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any employee benefit plan or plan) represents that the individual signing the Subscription Agreement has disclosed such Member’s status as a benefit plan investor by checking the appropriate box in the Subscription Agreement. Each Member that is not a “benefit plan investor” represents and agrees that if at a later date such Member becomes a benefit plan investor, such Member will immediately notify the Managing Member of such change of status. Notwithstanding anything herein to the contrary, the Managing Member, on behalf of the Company, may take any and all action including, but not limited to, refusing to admit persons as Members or refusing to accept additional subscriptions, and requiring the Transfer of some or all of the Interests of any Member, as may be necessary or desirable to assure that at all times the aggregate investment by all benefit plan investors with respect to each class of equity interests in the Company as determined pursuant to United States Department of Labor Regulation Section 2510.3-101 (as modified by Section 3(42) of ERISA) do not amount to or exceed twenty-five percent (25%) of the total value of such class of equity interests of all Members (not including the investments of the Managing Member or any Person (other than a benefit plan investor) who provides investment advice for a fee (direct or indirect) with respect to the assets of the Company, who has discretionary authority or control with respect to the assets of the Company, or who is an “affiliate,” as such term is defined in the applicable regulation promulgated under ERISA, of any such Person) or to otherwise prevent the Company from holding “plan assets” under ERISA or the Code with respect to any Benefit Plan.

12.25      Custodian. It is understood and agreed by each of the parties hereto that (a) this Agreement, the Subscription Agreement and any side letter or similar agreement that is executed and delivered by a Member that is a custodian or a nominee for any other Person (such other Person, a “Beneficial Owner”) are executed and delivered only in such Member’s capacity as custodian or nominee and (b) the Managing Member may, on behalf of the Company, pursuant to Section 12.20 hereof, agree that such Member is liable under this Agreement, such Subscription Agreement and any such side letter or similar agreement solely to the extent that it is actually indemnified by the Beneficial Owner in respect of which it acts as custodian or nominee; provided, that such Member’s liability under this Agreement, such Subscription Agreement and any such side letter or similar agreement shall be reduced only to the extent that the Beneficial Owner enters into a side letter or similar agreement for the benefit of each Person in respect of which such Member owes obligations under this Agreement, such Subscription Agreement and any side letter or similar agreement to which such Member is a party pursuant to which the Beneficial Owner agrees to be directly responsible and liable for any obligations of such Member and to pay or cause to be paid any amounts owing by, or any other liabilities of, such Member to the extent such Member is relieved of liability therefor by this Section 12.25.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Brookfield Retail Holdings II Sub II LLC

By:	Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., the Managing Member

By:	Brookfield Private Funds Holdings Inc.,
its general partner

By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Director

MANAGING MEMBER:

Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.

By:	Brookfield Private Funds Holdings Inc.,
its general partner

By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Director

NON-MANAGING MEMBERS:

By: Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., as attorney-in-fact for and on behalf of each Non-Managing Member

By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Director of Brookfield Private Holdings
Inc., the general partner of Brookfield
Asset Management Private Institutional
Capital Adviser (Canada), L.P.

BROOKFIELD RETAIL HOLDINGS II SUB II LLC

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE B
CERTAIN POTENTIAL CONFLICTS OF INTEREST